[***] indicates that certain confidential information contained in this document, marked by brackets, has been omitted because the information is (i) not material and (ii) would be competitively harmful if disclosed.
CONFIDENTIAL

STOCK PURCHASE AGREEMENT
AMONG
MANTECH INTERNATIONAL CORPORATION
AS THE PURCHASER,

KFORCE GOVERNMENT SOLUTIONS, INC.
AS THE COMPANY,

KFORCE GOVERNMENT HOLDINGS INC.
AS THE PARENT,

AND

KFORCE INC.
AS THE SELLER

FEBRUARY 28, 2019

i

4.4	Brokers	44
4.5	Due Diligence	45
4.6	Litigation	45
4.7	Financing	45
4.8	Investment Representation	45
ARTICLE V COVENANTS		46
5.1	Publicity	46
5.2	Conduct of the Business Pending Closing	46
5.3	Further Assurances; Cooperation	49
5.4	Employees and Employee Benefits.	50
5.5	Name Change	52
5.6	Websites	53
5.7	HSR Filings	54
5.8	TFX Divestiture.	54
5.9	Access to Information	54
5.1	Notice; Effect of Notice.	55
5.11	R&W Policy.	55
5.12	Affiliate Transactions.	55
5.13	DSS Notification.	55
5.14	No Solicitation of Competing Transaction.	56
ARTICLE VI CONDITIONS TO CLOSING		56
6.1	Conditions to Each Party's Obligation to Close	56
6.2	Conditions to the Purchaser's Obligation to Close	57
6.3	Conditions to the Seller's Obligation to Close	58
ARTICLE VII CLOSING		59
7.1	Closing	59
7.2	Deliveries.	59
7.3	Escrow	61
7.4	Flow of Funds Memorandum	62
ARTICLE VIII INDEMNIFICATION		62
8.1	Survival	62
8.2	Indemnification of the Purchaser.	62
8.3	Indemnification of the Seller	63
8.4	Indemnification Procedure for Third Party Claims	64
8.5	No Double Recovery; Use of Insurance; Tax Effect	65
8.6	Limitation on Indemnification.	66
8.7	Exclusive Remedy	68
8.8	Tax Treatment of Indemnification Payments	68
8.9	Attorneys’ Fees	68
ARTICLE IX TAX MATTERS		69
9.1	Taxable Periods Ending on or Before the Closing Date.	69
- ii -

9.2	Tax Periods Beginning Before and Ending After the Closing Date; Straddle Period Taxes	70
9.3	Straddle Period Taxes	70
9.4	Tax Refunds	71
9.5	Cooperation on Tax Matters.	71
9.6	Audits	72
9.7	Certain Taxes	73
9.8	Tax Sharing Agreements	73
9.9	Amendments	73
9.1	Section 338 Election	73
ARTICLE X TERMINATION		73
10.1	Termination of Agreement	73
10.2	Effect of Termination	74
ARTICLE XI MISCELLANEOUS		74
11.1	Entire Agreement	75
11.2	Section Headings; Interpretation; Disclosure Schedules	75
11.3	Notices	75
11.4	No Presumption Against Drafter	76
11.5	Nonassignability	76
11.6	No Third Party Beneficiaries	76
11.7	Governing Law	77
11.8	Jurisdiction and Venue	77
11.9	WAIVER OF JURY TRIAL	77
11.1	Severability	78
11.11	Fees and Expenses	78
11.12	Cooperation	78
11.13	Confidentiality; Maintenance of Books and Records	78
11.14	Counterparts	80
11.15	Disclosure Generally	80
11.16	Acknowledgment by the Purchaser	80
11.17	Specific Performance	80

Exhibits/Schedules
Exhibit A	Shared Services and Assets
Exhibit B	Transaction Compensation Payments
Exhibit C	Accounting Principles
Exhibit D	Example Net Working Capital
Exhibit E	Form of Non-Competition Agreement
Exhibit F	Press Release
Exhibit G	R&W Policy
Exhibit H	Form of Escrow Agreement
- iii -

Exhibit I	Amended and Restated SLED Agreements

Disclosure Schedules
Schedule 5.2
Schedule 5.4(e)
Schedule 5.12
Schedule 7.2(a)(iv)
Schedule 8.2

- iv -

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 28, 2019, by and among ManTech International Corporation, a Delaware corporation (the “Purchaser”), Kforce Government Solutions, Inc., a Pennsylvania corporation (the “Company”), Kforce Government Holdings Inc., a Florida corporation (the “Parent”), and Kforce Inc., a Florida corporation (the “Seller”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given to such terms in Section 1.1.
BACKGROUND
The Company is engaged in the business of providing, both as a prime contractor and as a subcontractor, innovative solutions and business consulting services to the federal government in areas such as: information technology, healthcare information technology, data and knowledge management, financial management and accounting, and related areas (the “Business”). As used herein, the Business shall not include the TFX Business.
The Parent owns 100% of the issued and outstanding shares of capital stock of the Company and the Seller owns 100% of the issued and outstanding shares of capital stock of the Parent.
Seller and the Company have entered into the TraumaFX Contribution Agreement pursuant to which the TFX Excluded Assets have been contributed by the Company to a wholly-owned subsidiary of the Company, TraumaFX Solutions Inc., a Florida corporation (“TFX”), and the equity interests in TFX have been distributed to the Seller, all of which have been consummated in accordance with the TraumaFX Contribution Agreement.
The Parties acknowledge that the Company utilizes, and has utilized, certain ancillary and corporate shared assets and services of the Seller and its Affiliates (other than the Company or Parent) in the performance of functions relating to its operations and Business, which are summarized on Exhibit A, attached hereto (collectively the “Shared Services and Assets”) and that the Shared Services and Assets will not be included in the transaction contemplated hereby or available following Closing except to the extent made available pursuant to the Transition Services Agreement.
The Seller desires to sell, and the Purchaser desires to purchase, all of the issued and outstanding shares (the “Shares”) of capital stock of the Parent on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

TERMS
ARTICLE I
DEFINITIONS
1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Accounting Principles” means GAAP and the principles and any exceptions to GAAP set forth on Exhibit C.
“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person.
“Agreement” means this Agreement and the Disclosure Schedules hereto, as this Agreement may be amended from time to time.
“Arbitrator” is defined in Section 2.3(b).
“Benefit Plan” means any collective bargaining agreement, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and any bonus, profit sharing, deferred compensation, incentive compensation, performance, retirement, vacation or other paid-time-off, severance or termination, disability, death benefit, employment, retention, change-in-control, hospitalization, fringe benefit, medical, dental, vision, stock purchase, stock option, phantom stock, equity compensation or other material plan, program, policy, arrangement or Contract (whether or not subject to the Laws of the United States) established, maintained, contributed to, or participated in, or required to be established, maintained or contributed to, or participated in, by or on behalf of the Parent, the Seller, the Company or any of their ERISA Affiliates, in each case, for the benefit of or relating to any current or former employee of the Company, and in each case whether written or oral, informal or formal, subject to ERISA or not, or with respect to which the Parent or the Company could reasonably be expected to have any liability or obligation. Without limiting the generality of the foregoing, the term “Benefit Plan” shall also include any plan, program, policy, arrangement or Contract with respect to which the Company or any of its ERISA Affiliates may have liability (including potential, secondary or contingent liability) under Title IV of ERISA to any Person and including any liability by reason of any Person's being or having been an ERISA Affiliate.
“Business” is defined in the Recitals.
“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions located in Florida, New York or Virginia are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.
“Cap Amount” is defined in Section 8.6(b).

“Cash” means, as of the date and time of determination, with respect to any Person, the amount (which may be positive or negative) equal to the aggregate amount of the unrestricted cash of such Person (with respect to the Company, determined in accordance with the Accounting Principles and with respect to any other Person, determined in accordance with GAAP), minus the aggregate amount of all outstanding checks written against any cash accounts of such Person.
“Closing” is defined in Section 7.1.
“Closing Cash” is defined in Section 2.3(a).
“Closing Date” is defined in Section 7.1.
“Closing Date Net Working Capital” is defined in Section 2.3(a).
“Closing Debt Amount” means collectively, but without duplication, all Indebtedness included in subclauses (i) and (ii) of the definition of Indebtedness, of the Company and Parent as of the Closing.
“Closing Statement” is defined in Section 2.3(a).
“Closing Transaction Expenses” is defined in Section 2.3(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Benefit Plans” is defined in Section 3.19(a).
“Company Deferred Compensation Plans” means the Kforce Non-Qualified Deferred Compensation Government Practice Plan and the Kforce Non-Qualified Deferred Compensation Government Practice Plan II, as in effect from time to time.
“Company Group” means the Company and the Parent collectively and either of the Company and the Parent as a separate Person.
“Company Income Tax Proceeding” is defined in Section 9.6(b).
“Company Intellectual Property” means, collectively, Company Owned Intellectual Property and Company Non-Owned Intellectual Property.
“Company Non-Owned Intellectual Property” means all Intellectual Property not-owned by the Company that is licensed to or used by the Company, unless immaterial to the Business.
“Company Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company.

“Company Taxes” means (i) any and all Taxes imposed on or assessed against the Company Group for any Pre-Closing Period that are not taken into account as a Current Liability in the calculation of Closing Date Net Working Capital and (ii) any and all Taxes resulting from a breach of the representations and warranties set forth in Section 3.17 hereof or payable pursuant to a covenant of the Seller set forth in this Agreement that are not taken into account as a Current Liability in the calculation of Closing Date Net Working Capital; provided, however, that Company Taxes with respect to a Straddle Period shall be determined pursuant to Section 9.3.
“Company Transaction Expenses” means the aggregate fees and related expenses incurred by the Seller, the Parent or the Company or any of their Affiliates in connection with the transactions contemplated by this Agreement or the TFX Contribution Agreement, including (i) with respect to brokers, finders or investment bankers for investment banking or advisory services for any of the Parent, the Seller, the Company or any Affiliate thereof in connection with such transactions, (ii) with respect to legal counsel for legal services to any of the Parent, the Seller and the Company or any of their Affiliates in connection with such transactions, (iii) with respect to accounting and advisory services to the Parent, the Seller, the Company or any Affiliate thereof in connection with such transactions, (iv) with respect to any other service provider engaged by the Seller, the Parent or Company or any of their Affiliates prior to the Closing to the extent of pre-Closing services provided by any of them in connection with such transactions, (v) all Transaction Compensation Payments, including the payments set forth on Exhibit B, attached hereto, and (vi) all employment-related Taxes of the Seller, the Parent, Company or its Subsidiaries (if any) arising in connection with the payments referred to in clause (v) above.
“Competing Transaction” is defined in Section 5.14.
“Confidentiality Agreement” is defined in Section 5.9.
“Constitutive Documents” means, for any corporation, its Articles or Certificate of Incorporation and Bylaws.
“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, concession, franchise, license or legally binding arrangement or legally binding understanding, whether written or oral.
“Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, (v) the portability and nondiscrimination requirements of Section 701 et seq. of ERISA and Section 9801 et seq. of the Code, and (vi) Section 4975 of the Code.
“Copyright” means any registered or unregistered copyright and any copyrightable works of authorship, including all applications and registrations therefore, together with all author’s and moral rights therein.

“Current Assets” means those current assets determined in accordance with the Accounting Principles and listed in the example net working capital set forth on Exhibit D (excluding any Cash).
“Current Government Contract” is defined in Section 3.25(a).
“Current Liabilities” means any current liabilities determined in accordance with the Accounting Principles, including those current liabilities listed in the example net working capital set forth on Exhibit D.
“Defense Notice” is defined in Section 8.4(a).
“Delivery Date” is defined in Section 2.3(a).
“Disclosure Schedule” means a schedule of exceptions to the representations and warranties of the Seller set forth in Article III, delivered by Seller to Purchaser contemporaneously with this Agreement.
“Disputed Matters” is defined in Section 2.3(b).
“Effective Time” is defined in Section 7.1.
“Enforceability Exceptions” means those exceptions to enforceability due to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation or similar Laws relating to the enforcement of creditors’ rights generally, (ii) the availability of the remedies of specific performance or injunctive relief which may be subject to the discretion of the court before which any Legal Proceeding for such remedies may be brought, or (iii) the exercise by any court of its discretion in invoking general principles of equity.
“Environment” means any and all environmental media, including, but not limited to, ambient air, surface water, ground water, drinking water supply, land surface, subsurface strata, wetlands or sediments.
“Environmental Law” means any and all federal, state, or local statutes, laws, codes, regulations, rules, orders, judgments, binding judicial decisions, writs, decrees, approvals, injunctions, ordinances and binding directives pertaining to or relating to protection or restoration of the Environment, pollution, or the manufacture, generation, handling, storage, use, emission, discharge, release, transportation, treatment, disposal or remediation of any Hazardous Material and exposure of employees in the workplace environment to Hazardous Material, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and any similar federal, state or local law, as each is in effect as of the date hereof.
“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with the Parent as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.
“Financial Statements” are defined in Section 3.9(a).
“Fundamental Representations” is defined in Section 8.1.
“GAAP” means accounting principles generally accepted in the United States, as in effect from time to time and consistently applied in a manner consistent with the accounting practices, policies, judgments and methodologies used in the preparation of the Financial Statements (but only to the extent such practices, policies, judgments and methodologies are consistent with GAAP).
“Government Bid” means a bid, quote, offer or proposal which, if accepted, would result in a Government Contract.
“Government Contract” means any Contract, including an individual task order, delivery order, purchase order, blanket purchase agreement, basic ordering agreement, and letter contract, between the Company and the U.S. Government or any other Governmental Entity, as well as any subcontract or other arrangement by which (i) the Company has agreed to provide goods or services to a prime contractor, to the Governmental Entity, or to a higher-tier subcontractor or (ii) a subcontractor or vendor has agreed to provide goods or services to the Company, where, in either event, such goods or services ultimately will benefit or be used by the Governmental Entity, including any closed Contract or subcontract as to which the right of the U.S. Government or a higher-tier contractor to review, audit, or investigate has not expired.
“Governmental Entity” means any nation, state, province, county, city or political subdivision and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental or regulatory authority of any thereof.
“Group Return” is defined in Section 3.17(a).
“Hazardous Material” means, whether alone or in combination, whether solid, liquid or gaseous: (i) any pollutant, contaminant, substance, chemical or material that is listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum, petroleum product, waste oil, crude oil and its fractions, asbestos and asbestos-containing material, urea formaldehyde, nuclear material, natural or synthetic gas, pesticide, or polychlorinated biphenyl; (iii) any pollutant, contaminant, substance, material, chemical or waste that is explosive or radioactive; or (iv) any hazardous chemical, pollutant, contaminant, hazardous waste, toxic chemical, all as defined as hazardous under any Environmental Law.
“HSR Act” means collectively, if and as applicable, Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder).

“Indebtedness” of any Person means, without duplication, (i) all indebtedness for borrowed money; (ii) all principal, interest, prepayment fees and costs and penalties and premiums and other obligations as evidenced by bonds, debentures, notes or similar instruments; (iii) any deficit balance in Cash; (iv) all Qualified Accounts Payable of such Person (to the extent not included in the calculation of Closing Date Net Working Capital); (v) all obligations of such Person issued or assumed for deferred purchase price payments; (vi) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee or similar credit transaction; (vii) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency; (viii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (ix) all obligations of such Person secured by Lien on any asset of such Person; and (x) any guaranty of any Indebtedness of any other Person.
“Indemnification Deductible” is defined in Section 8.6(a).
“Indemnified Party” means either a Purchaser Indemnified Party or a Seller Indemnified Party.
“Indemnifying Party” means either a Purchaser or a Company Indemnifying Party.
“Intellectual Property” means all intellectual property rights in any jurisdiction throughout the world, including any (i) Patents, (ii) Marks, (iii) Copyrights, (iv) trade secrets(under applicable Law) and other confidential know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supply lists, pricing and cost information, and business and marketing plans and proposals, (v) Software, (vi) licenses and agreements pursuant to which a Person has acquired rights in or to any of the foregoing or licenses or agreements pursuant to which a Person has licensed or transferred the right to use any of the foregoing, and (vii) rights of privacy, and rights of publicity.
“Internal Systems” means the computer, communications network and other information technology systems and any application service provider services, hosted service, “Software-as-a-Service,” “Infrastructure-as-a-Service,” “Platform-as-a-Service” or similar “cloud” services used by the Company for its internal purposes.
“IRS” means the United States Internal Revenue Service.
“Judgment” means any judgment, order or decree of, or issued by, any Governmental Entity.
“Knowledge” means, (a) with respect to the Seller as to any matter in question, the actual knowledge of Maureen Coyle, David Kelly, Kathleen Massie or Robert Bartholomew, (b) with respect to the Purchaser as to any matter in question, the actual knowledge of Michael

Putnam or Stephen Vather, and (c) in each case of (a) and (b), such knowledge as any of them would have after reasonable inquiry in connection with such Person’s duties in the Ordinary Course of Business. “Known” is synonymous with “Knowledge.”
“Law” means any constitution, act, statute, law, ordinance, treaty, rule or regulation of any Governmental Entity.
“Leased Property” is defined in Section 3.13(a).
“Leases” is defined in Section 3.13(a).
“Legal Proceeding” means any action, suit, proceeding, claim, arbitration, mediation, demand or notice of noncompliance, before any Governmental Entity or before any arbitrator or mediator or similar party, or any audit, investigation, inquiry or review by any Governmental Entity.
“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.
“Lien” means any mortgage, pledge, hypothecation, hypothec, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, other than restrictions on the offer and sale of securities under the Securities Act and state securities Laws.
“Listed Contract” is defined in Section 3.14(a).
“Losses” means any Liabilities or obligations, losses, damages, deficiencies, Judgments, assessments, fines, fees, penalties, expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and reasonable expenses of attorneys).
“Mark” means any registered or common law trademark, trade name, trade dress, service mark or domain name, and all registrations and applications for registration of the foregoing.
“Material Adverse Change” means any change, circumstance, development, state of facts, event or effect (i) that has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, properties, assets, condition (financial or otherwise), liabilities (contingent or otherwise), results of operations or future prospects of the Parent, the Company or the Business, or (ii) that has had or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company, the Parent or the

Seller of the transactions contemplated by this Agreement; provided that none of the following occurring after the date hereof shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Change: (A) any change relating to the United States economy, financial and securities markets or business conditions in general, so long as any impact on the Business or the Company is not disproportionate; (B) national or international political or social conditions, including sequestration, government shutdown, the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.; (C) changes in GAAP; (D) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity; (E) the taking of any action required by this Agreement; (F) changes or effects directly resulting from the announcement or pendency of this Agreement; (G) any failure to meet a forecast provided by the Seller to the Purchaser of revenue, earnings, cash flow, or other data for any period or any change or forecast (it being understood that the facts and circumstances underlying any such failure shall be considered in determining whether there has been a Material Adverse Change); (H) any hurricane, earthquake, flood or other natural disaster or act of God; and (I) any adverse change, effect, event, occurrence, state of facts or development described in clause (i) or (ii) above resulting from conditions generally affecting the industry in which the Company participates.
“Most Recent Balance Sheet” is defined in Section 3.9(a).
“Most Recent Balance Sheet Date” means December 31, 2018.
“Non-Company Benefit Plans” is defined in Section 3.19(a).
“Noncompetition; Nonsolicitation Agreement” means the noncompetition and nonsolicitation agreement to be executed as of the Closing in the form attached as Exhibit E.
“Notice of Disagreement” is defined in Section 2.3(b).
“Ordinary Course of Business” means any action taken if: (i) such action is consistent with past practice, events or happenings including as to amount and frequency and is taken in the course of normal day-to-day operations, and (ii) such action complies with Law.
“Parent” is defined in the Preamble.
“Party” means a party to this Agreement.
“Patent” means any patent, any patent application, or any continuation, continuation-in-part, division, renewal, extension (including any supplemental protection certificate), reexamination or reissue thereof.
“Pension Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA.

“Permit” means any federal, state or local, governmental consent, approval, order, authorization, certificate, filing, notice, permit, concession, registration, franchise or license.
“Permitted Liens” means collectively, (i) Liens that are disclosed in the Most Recent Balance Sheet, (ii) Liens for Taxes not yet payable or the validity of which are being contested in good faith by appropriate Legal Proceedings as set forth in the Disclosure Schedule, (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s, processor’s, landlord’s, carrier’s, maritime, materialmen’s, consignee’s or other like Liens, including all statutory Liens, in each case arising or incurred in the Ordinary Course of Business and imposed by Law for amounts not yet due and payable, (iv) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate Legal Proceedings as set forth in the Disclosure Schedule, (v) deposits made in the Ordinary Course of Business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and deposits securing surety, indemnity, performance, appeal and release bonds, (vi) any imperfection of title, or encumbrances on title or similar Lien which does not and would not reasonably be expected to impair in any material respect the value, use or operations of the Business, (vii) licenses, leases and subleases of property and assets entered into in the Ordinary Course of Business, (viii) customary rights under Law of set-off, revocation, refund or chargeback, (ix) Liens arising by operation of Law on insurance policies and proceeds thereof to secure premiums thereunder, (x) Liens to secure capital lease obligations to the extent the incurrence of such obligations does not violate this Agreement (which Liens are set forth in the Disclosure Schedule), (xi) any Liens incurred pursuant to equipment leases in the Ordinary Course of Business as set forth in the Disclosure Schedule, and (xii) Liens disclosed on the Disclosure Schedule.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.
“Personal Information” means any personal information or personally identifiable information as defined in and regulated by applicable Laws and is maintained by or on behalf of the Company.
“Pre-Closing Period” means all Taxable periods ending on or before the Closing Date and the portion of any Straddle Period that ends on the Closing Date.
“Purchase Price” is defined in Section 2.2.
“Purchase Price Adjustment” is defined in Section 2.3(a)(ii).
“Purchaser” is defined in the Preamble.
“Purchaser Indemnifiable Loss” is defined in Section 8.2.

“Purchaser Indemnified Party” is defined in Section 8.2.
“Qualified Accounts Payable” means any account payable of the Company not paid at or before the Closing which has been outstanding for more than sixty (60) days or which is overdue in accordance with the payment terms thereof, except for those payables described or set forth on Section 3.9(c) of the Disclosure Schedule.
“R&W Policy” means that certain Representations and Warranties Insurance Policy issued by the R&W Policy Provider, for the benefit of Purchaser as the named insured, substantially in the form attached as Exhibit G, or an alternative representations and warranty insurance policy for the benefit of Purchaser as the named insured with substantially the same terms as those set forth on the form attached as Exhibit G.
“R&W Policy Expenses” means all costs and expenses due or arising under the R&W Policy, including the total premium, underwriting costs, brokerage commission, Taxes due and arising under such policy and other fees and expenses of such policy.
“R&W Policy Provider” means AIG Specialty Insurance Company.
“Registered Intellectual Property” means Intellectual Property registered, filed, issued or granted under the authority of, with or by, any Governmental Entity (or other registrar in the case of domain names), including all Patents, registered Trademarks, registered, Copyrights, and all applications for any of the foregoing, in each case owned, assigned to, held, applied for or otherwise possessed or controlled by the Company.
“Related Party” means (a) any Affiliate of the Seller, the Parent or the Company, (b) each individual who is (i) an officer, director or member of management of the Seller, the Parent, the Company or any of their respective Affiliates, or (ii) a member of the immediate family (including parents, brothers, sisters, in-laws, spouses, and children) of any of the individuals referred to in clause (b)(i) above, and (c) any entity which is controlled by any of the individuals referred to in clause (b) above.
“Representatives” means, with respect to a Person, such Person's legal, financial, internal and independent accounting and other advisors and representatives.
“Retained Personnel” is defined in Section 3.20(d).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” is defined in the Preamble.
“Seller Consolidated Tax Proceeding” is defined in Section 9.6(b).
“Seller Credit Facility” means collectively (i) that certain Credit Agreement, dated May 25, 2017, between the Seller and its subsidiaries and Wells Fargo Bank, National

Association, and the other lenders thereto, (ii) that certain Master Loan and Security Agreement Number 29826-7000 dated October 26, 2015 by and between Banc of America Leasing & Capital, LLC, Seller and the Company, as supplemented by that Addendum dated November 20, 2015; and (iii) that certain Master Loan and Security Agreement Number 472379 dated October 7, 2015 by and between Wells Fargo Equipment Finance, Inc. as Lender and Seller and the Company as co-Borrowers, as supplemented by that Addendum (Co-Borrowers) dated as of April 6, 2016.
“Seller Group Return” is defined in Section 9.1(a).
“Seller Indemnified Party” is defined in Section 8.3.
“Seller Prepared Return” is defined in Section 9.1(a)
“Seller Tax Proceeding” is defined in Section 9.6(b).
“Shared Services and Assets” is defined in the Recitals.
“Shares” is defined in the Recitals.
“Software” means computer software (including source code, object code, macros, scripts, objects, routines, modules and other components) and documentation therefor.
“Straddle Period” is defined in Section 9.2.
“Straddle Period Return” is defined in Section 9.2.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); and the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Target Net Working Capital” means Six Million Five Hundred Thousand Dollars ($6,500,000).
“Tax” or “Taxes” means United States, provincial, state, local, or foreign income, gross receipts, sales, license, excise, severance, documentary, stamp, occupation, premium,

windfall profits, environmental (including, without limitation, taxes under Section 59A of the Code), highway use, commercial rent, customs duties, capital stock, paid-up capital, franchise, profits, single business, registration, ad valorem, real or immovable property, personal or movable property, sales, use, transfer, value added, alternative or add-on minimum, recordation, grantee/grantor, registration, privilege, goods and services, estimated, net worth, transfer and recording taxes, and all similar charges, duties, fees, levies or other assessments of any kind whatsoever imposed by or required to be collected or withheld by any Governmental Entity, together with any interest, penalties, fines, additions to tax, damage costs, or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, duties, fees, levies, other assessments (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return) whether disputed or not and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group or similar group of entities, or (ii) a contractual obligation to indemnify any Person.
“Tax Proceeding” is defined in Section 9.6.
“Tax Return” means any return, declaration, report, claim for refund, or information return other document (including any related or supporting schedule, report, declaration, attachment, statement or information) filed or required to be filed in connection with the determination, assessment, withholding or collection of any Tax of any Person or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any amendment thereof.
“Tax Sharing Agreement” means any Contract providing for sharing or allocation of Tax liabilities or Tax attributes with another Person, including by providing indemnification or reimbursement to any other Person against losses attributable to imposition of any Tax or agreement to take a specified reporting position in any Tax Return, but excluding Contracts (other than with employees or service providers) entered into in the Ordinary Course of Business in which such provisions are not a significant purpose of the Contract and are commonly included in Contracts dealing with the subject matter of such Contract, such as leases, or licenses or lending agreements.
“Taxing Authority” means any Governmental Entity responsible for the assessment, determination, collection or administration of any Tax.
“TFX” is defined in the Recitals.
“TFX Business” means the business of the development, manufacturing and/or marketing of the following product lines: Multiple Amputation Trauma Trainer (MATT)® Trauma Trainer; AirwayPlus Lifecast (APL) Upper Torso Trainer; AirwayPlus Lifecast with Abdominal Evisceration (APL-AE); AirwayPlus Lifecast - Intubation/Packable (APL-IP); Packable Hemostatic Wound Trainer (HEMO); Multiple Amputation Trauma Trainer (MATT)® Abdominal Casualty Expectant (ACE); and all other products, substances and materials as listed or described in the Product Catalog attached hereto as Appendix A; together with the development, manufacturing, and/or marketing of various task trainers and prototypes for such business and the development, manufacturing and/or marketing of upgrades or retrofits to existing products for such business; and any other medical training devices for such business under development for such business as of or prior to the Transfer Effective Date.
“TFX Contribution Agreement” means that certain Asset Transfer and Contribution Agreement, dated as of February 1, 2019, by and between the Company, the Seller and TraumaFX Solutions Inc., as amended or modified through the date hereof and hereafter in accordance with this Agreement, attached hereto as Section 3.26 of the Disclosure Schedule.
“TFX Contribution Agreement Closing” means the consummation of the transactions contemplated by the TFX Contribution Agreement.
“TFX Divestiture” means the transfer and/or restructuring of the TFX Business (including the applicable personnel, assets and liabilities transferred pursuant to the TFX Contribution Agreement as well as the transfer of stock of TraumaFX Solutions, Inc. from the Company to the Seller or another Subsidiary of the Seller prior to the date hereof) from the Company and/or the Seller to another Subsidiary of the Seller (other than Parent or the Company) or the wind down of the operations of the TFX Business.
“TFX Excluded Assets” has the meaning set forth in the TFX Contribution Agreement.
“TFX Retained Liabilities” has the meaning set forth in the TFX Contribution Agreement.
“TFX Transition Services Agreement” has the meaning set forth in the TFX Contribution Agreement.
“Third Party Claim” means any Legal Proceeding by a Person other than a Person from which indemnification may be sought under Article VIII.
“Transaction Compensation Payments” means, without duplication, any payments of any stay bonus, discretionary bonus, sale bonus, change of control payment, severance payment, retention payment, transaction bonus, success fee, phantom equity payout, “stay-out” or other compensatory payment or payment obligation to any Person, in each case that is conditioned on, or will become due and payable by the Parent or the Company as a result of the execution and delivery of this Agreement or any Transaction Document or as result of, the consummation of any of the transactions contemplated hereby or thereby; provided, however, that, for avoidance of doubt, the term “Transaction Compensation Payments” shall not include any operating, discretionary or incentive bonuses paid in the Ordinary Course of Business, or any payments to be made pursuant to obligations first entered into by the Company after the Closing, in each case to the extent unrelated to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.
“Transaction Documents” means the Transition Services Agreement, the TFX Transition Services Agreement, the TFX Contribution Agreement, the Non-Competition; Non

-Solicitation Agreement, the Escrow Agreement and any other agreement, document, certificate or instrument executed and delivered by a Party in connection with the transactions contemplated by this Agreement.
“Transition Services Agreement” means the transition services agreement to be executed as of the Closing in form and substance reasonably acceptable to the Seller and the Purchaser.
“WARN Act” means the United States Worker Adjustment and Retraining Notification Act of 1991.
“Working Capital Statement” is defined in Section 2.3(a).
ARTICLE II
PURCHASE AND SALE OF SHARES
2.1 Purchase and Sale of Shares. Upon the terms and conditions set forth in this Agreement, at the Closing the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares, free and clear of all Liens.
2.2 Purchase Price. The aggregate purchase price for the Shares is $115,000,000 (the “Purchase Price”), subject to adjustment pursuant to Section 2.3 and Article VII. On the Closing Date, the Purchaser will pay to the Seller (or to third parties on the Seller’s behalf in accordance with this Agreement and the Flow of Funds Memorandum) by wire transfer in immediately available funds an aggregate amount equal to the Purchase Price as set forth in Article VII.
2.3 Purchase Price Adjustment.
(a) Within sixty (60) days after the Closing (the “Delivery Date”), the Seller shall deliver to the Purchaser a statement (the “Closing Statement”), prepared in accordance with the Accounting Principles, consisting of (i) a working capital statement, showing the Current Assets and Current Liabilities of the Company Group, as of the Effective Time (the “Working Capital Statement”), (ii) the calculation of the amount (which may be positive, negative or zero) equal to the sum (without duplication) of the Current Assets of the Company Group minus the sum (without duplication) of the Current Liabilities of the Company Group, in each case as of the Effective Time (“Closing Date Net Working Capital”), (iii) the amount of Cash of the Company Group as of the Effective Time, if any (the “Closing Cash”), (iv) the unpaid Closing Debt Amount after taking into account any payment, satisfaction, discharge or extinguishment thereof made in accordance with Section 7.2, and (v) the amount of all unpaid Company Transaction Expenses as of the Effective Time, after taking into account any payment thereof made in accordance with Section 7.2 (the “Closing Transaction Expenses”), provided that (x) the Working Capital Statement and Closing Date Net Working Capital each shall be calculated on a consolidated basis, but taking into account the TFX Contribution Agreement Closing; and (y) for purposes of such calculation of Closing Date Net Working Capital, any item included in the definition of “Closing Debt Amount” or “Company Transaction Expenses” that are paid by the Seller at or before the Closing (and any liability or obligation extinguished in accordance with

Section 7.2) shall be excluded from the calculation of Closing Date Net Working Capital. The Closing Statement (including the items specified therein) shall be prepared, calculated or determined (A) without giving effect to any action taken by the Purchaser or any event or occurrence after the Closing and (B) without reflecting any impact of purchase accounting associated with the consummation of the transactions contemplated by this Agreement. The Seller shall also make available to the Purchaser, upon the Purchaser’s request, copies of working papers and other applicable books and records of the Seller and its Subsidiaries used or related to the preparation of the Closing Statement. Prior to the Delivery Date, each of the Purchaser and the Company shall make its accounting personnel reasonably available to the Seller to facilitate the Seller’s calculation of the Closing Date Net Working Capital.
(i) In the event that the Closing Date Net Working Capital is finally determined pursuant to this Section 2.3 to be less than the Target Net Working Capital, within three (3) Business Days after such final determination of the Closing Net Working Capital, (i) the Seller and the Purchaser shall deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to distribute to the Purchaser the amount of such shortfall from the Working Capital Escrow Deposit (up to Two Million Five Hundred Thousand Dollars ($2,500,000)) and to distribute to Seller any funds remaining in the Working Capital Escrow Deposit after the distribution to Purchaser, and (ii) the Seller shall pay directly to the Purchaser the portion of such shortfall, if any, greater than the Two Million Five Hundred Thousand Dollars ($2,500,000) paid by the Escrow Agent to the Purchaser, in each case, in cash by wire transfer of immediately available U.S. funds.
(ii) In the event that the Closing Date Net Working Capital is finally determined pursuant to this Section 2.3 to be greater than the Target Net Working Capital, within three (3) Business Days after such final determination of the Closing Net Working Capital, the Seller and the Purchaser shall deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to distribute to the Seller the full amount of the Working Capital Escrow Deposit.
Any amounts determined to be owed by the Seller to the Purchaser pursuant to this Section 2.3(a) shall be final and binding for purposes of this Section 2.3 on the fifteenth (15th) day after the Delivery Date, unless disputed in accordance with Section 2.3(b). If any such amount finally determined to be owed by the Seller to the Purchaser pursuant to this Section 2.3(a) is not timely paid in accordance with this Section 2.3, then any amount, other than amounts payable from the Working Capital Escrow Deposit, shall bear interest at the rate of eight percent (8%) per annum from the date such amount is due hereunder until paid in full. The adjustment to the Purchase Price provided for in this Section is hereinafter referred to as the “Purchase Price Adjustment.”
(b) The Purchaser shall have twenty (20) days from the Delivery Date to deliver a written notice of disagreement to the Seller regarding the Purchase Price Adjustment (a “Notice of Disagreement”).  During such period and for so long thereafter that the Closing Date Net Working Capital has not been finally determined pursuant to this Section 2.3, the Seller shall make its accounting personnel reasonably available to the Purchaser.  Any such Notice of Disagreement shall specify in reasonable detail the nature of any disagreement, and the basis therefor.  If no Notice of Disagreement is delivered within such thirty (30) day period, the Closing Date Net Working Capital amount shall become final and binding upon the Parties for purposes of this Section 2.3.  Following delivery of a Notice of Disagreement, the Parties shall use reasonable efforts in good faith to resolve any differences which they may have with respect to any matter specified in the Notice of Disagreement. If the Parties fail to reach a written agreement with respect to all such matters within thirty (30) days of the Notice of Disagreement, then all such matters as specified in the Notice of Disagreement as to which such written agreement has not been reached (the “Disputed Matters”) shall be submitted to and reviewed by Grant Thornton, or such other internationally recognized independent accounting firm mutually agreeable to Seller and the Purchaser (the “Arbitrator”). The Parties shall select and engage the Arbitrator within fifteen (15) days after the end of such thirty (30) day period. Any amounts related to matters that are not Disputed Matters shall be paid as if no Notice of Disagreement was delivered within five (5) days of the earlier to occur of (i) delivery of a Notice of Disagreement by the Seller, and (ii) the Closing Date Net Working Capital amount becoming final and binding on the Parties in accordance with this Section 2.3(b). Promptly, and no later than twenty (20) days after the Arbitrator is engaged, the Seller and the Purchaser shall each submit to the Arbitrator a written statement setting forth their respective computations of the Closing Date Net Working Capital and specific information, evidence and support for their respective positions as to all items in dispute, with a copy submitted to the other party simultaneously. Unless requested by the Arbitrator, no party hereto may present any additional information to the Arbitrator, either orally or in writing. Neither the Seller nor the Purchaser shall have or conduct any communication, either written or oral, with the Arbitrator without the other Party either being present or receiving a concurrent copy of any written communication. The Seller and the Purchaser, and their respective Representatives, shall cooperate fully with the Arbitrator during its engagement and respond on a timely basis to all requests for information or access to documents or personnel made by the Arbitrator, all with the intent to fairly and in good faith resolve all disputes relating to the Closing Date Net Working Capital as promptly as reasonably practicable. The Arbitrator shall conduct its review, resolve all disputes and, to the extent necessary, compute the Closing Date Net Working Capital in accordance with the Accounting Principles and based solely on the information submitted by the Seller and the Purchaser (not by independent review). The findings and determinations of the Arbitrator as set forth in his or her written report shall be deemed final, conclusive and binding upon the Parties for purposes of this Section 2.3. In resolving any disputed item, the Arbitrator may not assign a value to any particular item greater than the greatest value for such item claimed by either the Seller or the Purchaser, or less than the lowest value for such item claimed by either the Seller or the Purchaser, in their respective determinations of the Closing Date Net Working Capital. The fees and expenses of the Arbitrator incurred in resolving the Disputed Matters shall be borne: (i) by the Seller in that proportion that the amount the Seller is not awarded bears to the aggregate amount contested by the Seller and (ii) by the Purchaser in that proportion that the amount the Seller is awarded bears to the aggregate amount contested and the Arbitrator shall make an allocation of its fees and expenses consistent with the foregoing. For example, if the Purchaser submits a Disputed Matter to the Arbitrator with a value of $100,000 and the Arbitrator awards $75,000 to the Seller, the Seller shall bear 25% of the Arbitrator's fees and expenses and the Purchaser shall bear 75% of the Arbitrator's fees and expenses. The Parties shall be entitled to have a judgment entered on such report in any court of competent jurisdiction. All payments made pursuant to this Section 2.3 shall be treated by all Parties as an adjustment to the Purchase Price.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in the Disclosure Schedule, the Seller represents and warrants to the Purchaser as follows:
3.1 Organization and Standing. Each of the Company, the Seller and the Parent: (i) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation; (ii) has all requisite corporate power and authority to own its properties, carry on its business as now being conducted and as contemplated by this Agreement; and (iii) is duly qualified or licensed to do business and is in good standing or has active status in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, which jurisdictions in the case of the Company only are listed in Section 3.1 of the Disclosure Schedule, except to the extent that the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Change. The Seller has made available to the Purchaser complete and correct copies of the Company’s and the Parent’s Constitutive Documents, in each case, as amended, to date. The Company is not in violation of any of the provisions of the Company’s Constitutive Documents. The Parent is not in violation of any of the provisions of the Parent’s Constitutive Documents. The Parent is a holding company and has never conducted any business, has no, and has never had, active operations, is not and has never been a party to any Contract (other than the Seller Credit Facility that will be repaid at Closing or with respect to which any Liens against the Parent, the Company or any of their respective assets shall be released at Closing), has no, and has never had any continuing rights or licenses to use any Intellectual Property owned by a third party, and has no and has never had any employees.
3.2 Power and Authority; Binding Agreement. Each of the Parent, the Seller and the Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which each of them is specified to be a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Parent, the Seller and the Company of this Agreement and the Transaction Documents to which each of them is specified to be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Parent, the Seller and the Company and no other Legal Proceedings on the part of the Parent, the Seller and the Company are necessary to authorize this Agreement or the Transaction Documents or consummate the transactions contemplated hereby or thereby. This Agreement and the Transaction Documents to which each of the Parent, the Seller and the Company is specified to be a party have been or will be duly executed and delivered by the Parent, the Seller and the Company and, assuming due execution and delivery by the other Parties, constitutes a valid and binding obligation of the Parent, the Seller and the Company, enforceable against each of them in accordance with its terms, except as limited by the Enforceability Exceptions.

3.3 Noncontravention; Consents.
(a) Other than as set forth in Section 3.3(a) of the Disclosure Schedule, neither the execution and delivery by the Parent, the Seller or the Company of this Agreement or the Transaction Documents to which each of them is specified to be a party, the consummation of the transactions contemplated by this Agreement and such Transaction Documents nor the performance of their respective obligations hereunder or thereunder do or will require any consent, notice, waiver, filing or other action by any Person under, conflict with, or result in any material violation or breach of, or default (with or without notice or lapse of time or both) under, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon the Shares or any Lien other than immaterial Liens on any of the properties or assets of the Seller, the Parent or the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of: (i) the Constitutive Documents of the Parent, the Seller or the Company; (ii) any Indebtedness or Contract to which the Parent, the Seller or the Company is a party or bound by or its properties or assets are bound by or subject to or otherwise under which the Parent, the Seller or the Company has rights or benefits other than the Indebtedness that will be repaid or released at Closing; or (iii)  any (A) Law, or (B) Judgment or (C) any Listed Contract or any other Contract that is material to the operation of the Business (which for avoidance of doubt excludes any immaterial vendor or supply agreements that are not (I) sole source agreements or (II) the termination of which would have an adverse impact to the Business) to which the Parent, the Seller or the Company is a party or bound.
(b) Exclusive of the TFX Divestiture in accordance with the TFX Contribution Agreement and distributions undertaken in accordance with the TFX Contribution Agreement, other than the required filings (if any required) with the SEC and under the HSR Act and as set forth in Section 3.3(a) of the Disclosure Schedule, no consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to the Parent, the Seller and the Company in connection with the execution and delivery by the Parent, the Seller and the Company of this Agreement or the Transaction Documents to which it is specified to be a party, the consummation by the Parent, the Seller and the Company of the transactions contemplated hereby or thereby or the compliance or performance by the Parent, the Seller and the Company with the provisions of this Agreement and the Transaction Documents to which it is specified to be a party, except for such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to be material to the Parent or the Company or impair in any material respect the ability of the Parent, the Seller and the Company to perform its obligations under this Agreement and the Transaction Documents to which it is specified to be a party, or prevent or materially impede or delay the consummation of the transactions contemplated hereby or thereby.
3.4 Compliance with Laws. Except as set forth in Section 3.4 of the Disclosure Schedule, the Parent and the Company are and have been in material compliance since January 1, 2016 with all applicable Laws and Judgments applicable to its businesses except for instances of non-compliance that individually or in the aggregate would not reasonably be expected to be material to the Parent or the Company. Other than as set forth in Section 3.4 of the Disclosure Schedule, neither the Seller, the Parent nor the Company has received a written notice or, to the Seller’s Knowledge, other communication that is currently pending alleging a possible material violation by the Parent or the Company of any applicable Law or Judgment applicable to the Parent’s or the Company's businesses or operations.
3.5 Title to Shares. The Seller has good and marketable title to the Shares, free and clear of all Liens other than Liens with respect to the Seller Credit Facility that shall be released at Closing. As of the Closing, the Seller will transfer good and marketable title to the Shares to the Purchaser free and clear of all Liens.
3.6 Capitalization. The authorized capital stock of the Parent consists of 10,000 shares of common stock, $.01 par value per share, of which 100 shares are issued and outstanding. The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record and beneficially by the Seller. All of the issued and outstanding equity interests of the Company have been duly authorized, are validly issued, fully paid and nonassessable, and are held by record and beneficially by the Parent. The Shares are, and as of the Closing Date will be, all of the issued and outstanding capital stock and equity securities of the Parent. The rights, preferences and privileges of the Shares are as set forth in the Articles of Incorporation of Parent. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Parent or the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Parent or the Company. There are no voting trusts, proxies, stockholder agreements, rights of first offer, rights of first refusal or other agreements or understandings with respect to the transfer or voting of, or otherwise relating to, the capital stock of the Parent or the Company.
3.7 Subsidiaries. The Company is the sole Subsidiary of the Parent. The Company has no Subsidiaries. Neither Parent nor the Company owns, of record or beneficially, or holds the right to acquire any shares of stock or any other security or interest, directly or indirectly, of or in any Person (other than the Company in the case of the Parent), including any partnership or joint venture.
3.8 Permits. The Company validly holds and has in full force and effect all material Permits necessary for it to own, lease or operate its properties and assets and to carry on the Business as now conducted. The Company is in compliance in all material respects with the terms and conditions of all such Permits and there has occurred no material default (with or without notice or lapse of time or both) or material violation of, or under, or event giving to any other Person any right of termination, amendment or cancellation of, any such Permit. None of such Permits are or will be subject to suspension, modification, revocation or nonrenewal as a result of the consummation of the transactions contemplated hereby or in the Transaction

Documents or the execution and delivery of this Agreement or the Transaction Documents. No Legal Proceeding is pending or, to the Seller’s Knowledge, threatened, seeking the revocation or limitation of any such Permit. Section 3.8 of the Disclosure Schedule lists each Permit of a material nature issued or granted to or held by the Company and necessary for it to own, lease or operate its properties and assets and to carry on the Business as now conducted. Other than its facility security clearance, the Parent does not hold any Permits and is not required to hold any Permits.
3.9 Financial Statements.
(a) Section 3.9(a) of the Disclosure Schedule sets forth the unaudited balance sheet of the Company as of December 31, 2018 (the “Most Recent Balance Sheet”), December 31, 2017 and December 31, 2016, together with the related unaudited statements of income for the twelve months ended December 31, 2018, December 31, 2017 and December 31, 2016 (collectively, the “Financial Statements”). The Financial Statements: (i) are consistent with the books and records of the Company; (ii) have been prepared in accordance with GAAP (except that the Most Recent Balance Sheet lacks the footnote disclosure and other presentation items, and are subject to normal year-end adjustments otherwise required by GAAP, which adjustments, collectively, are not expected to be material); and (iii) present fairly in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the periods referred to therein. The Financial Statements have been presented without regard to the TFX Business.
(b) All accounts receivable of the Company, whether reflected on the Most Recent Balance Sheet or otherwise, are bona fide claims of the Company and arose from valid transactions in the Ordinary Course of Business. The Company has received no written (or, to the Seller's Knowledge, other) notice or other indication that the Company’s accounts receivable will not be collected, and the Company’s accounts receivable in the aggregate, net of reserves, will be collected when due in accordance with their respective terms.
(c) All accounts payable of the Company, whether reflected on the Most Recent Balance Sheet or otherwise, are bona fide claims against the Company and arose from valid transactions in the Ordinary Course of Business. Section 3.9(c) of the Disclosure Schedule sets forth an accounts payable aging report for the Company that is true, correct and complete in all material respects.
(d) The Company maintains a system of accounting and internal controls and procedures as are reasonably necessary, in light of the Company’s size and the nature of its business, to provide assurances that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (iii) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis; and (iv) material information regarding the Company and its financial condition is accumulated and communicated to the Company’s management. To the Knowledge of Seller, there is no fraud that involves management or other employees who have a significant role in the Company’s internal controls.
(e) Section 3.9(e) of the Disclosure Schedule sets forth all leases held by the Company other than the leases to be transferred to TFX pursuant to TFX Contribution Agreement.
3.10 Absence of Changes or Events. Except as set forth in Section 3.10 of the Disclosure Schedule, since December 31, 2017, except for the marketing of the Company for sale, the TFX Divestiture in accordance with the TFX Contribution Agreement and distributions of TFX assets undertaken in accordance with the TFX Contribution Agreement:
(a) The Company has conducted the Business only in the Ordinary Course of Business; the Parent has conducted no business whatsoever;
(b) There has occurred no Material Adverse Change;
(c) Neither the Company nor the Parent has: (i) amended its Constitutive Documents; (ii) issued, sold, transferred, pledged, disposed of or encumbered any of its capital stock or any commitments or rights of any kind to acquire any of its capital stock; (iii) purchased or otherwise acquired directly or indirectly any of its capital stock, or any instrument or security which consists of or includes a right to acquire such capital stock; or (iv) declared or paid any dividends or distributions on or with respect to its capital stock;
(d) Neither the Company nor the Parent has adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of the Company or the Parent;
(e) Neither the Company nor the Parent has changed in any material respect any of the accounting policies or methods used by it;
(f) The Company has not incurred loss of, or damage to, its tangible personal property assets in excess of $150,000 individually or $250,000 in the aggregate whether as a result of any natural disaster, labor trouble, accident, other casualty or otherwise;
(g) Neither the Company nor the Parent has mortgaged, pledged or subjected to any Lien (other than Permitted Liens), any of its assets;
(h) The Company has not sold, exchanged, transferred or otherwise disposed of any of its assets, except in the Ordinary Course of Business;
(i) The Company has not canceled any debts or claims, except in the Ordinary Course of Business;
(j) The Company has not reserved for or written down the value of any assets or written off as uncollectible any accounts receivable, except in the Ordinary Course of Business;

(k) The Company has not made, or committed to make, any capital expenditures in excess of $150,000 individually or $250,000 in the aggregate;
(l) There has not been any labor dispute or disturbance adversely affecting the business operations, prospects or financial condition of the Company, including, the filing of any petition or charge of unfair labor practice with any Governmental Entity, and, to the Seller’s Knowledge, efforts to effect a union representation election, actual or threatened employee strike, work stoppage or slowdown;
(m) Except as in the Ordinary Course of Business and the Transaction Compensation Payments set forth on Exhibit B attached hereto, there has not been any employment, severance, termination, retention, change of control or similar agreements or arrangements entered into or modified by the Parent or the Company related to any current or former employee, director or independent contractor, or any bonuses, salary increases, severance or termination pay made or granted by the Parent or the Company to any current or former employee, director or independent contractor, or other increase in the compensation or benefits provided to any current or former employee, director or independent contractor of the Parent or the Company;
(n) Neither the Company nor the Parent has entered into, modified or terminated any Listed Contract or waived any material rights under any Listed Contract other than in the Ordinary Course of Business;
(o) There has not been any loan or advance of money or other property by the Company to any employee other than business travel advances, use of a Company credit card in the Ordinary Course of Business or any loans which may have been satisfied prior to the date hereof; and
(p) Neither the Company nor the Parent has made any agreement to do any of the foregoing, other than negotiations with the Purchaser and its Representatives regarding the transactions contemplated by this Agreement or the Transaction Documents to which it is specified to be a party.
3.11 Undisclosed Liabilities. Except as set forth in Section 3.11 of the Disclosure Schedule, the Company does not have any Liabilities, obligations or commitments, except: (i) Liabilities, obligations or commitments which are accurately reflected or reserved against in the Most Recent Balance Sheet; (ii) Liabilities, obligations or commitments which have been incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date; (iii) Liabilities, obligations or commitments disclosed in Section 3.11 of the Disclosure Schedule, and (iv) Liabilities, obligations or commitments which are otherwise not in excess of $150,000 individually or in the aggregate. The Parent has no Liabilities.
3.12 Assets other than Real Property. Except as set forth on Section 3.12 of the Disclosure Schedule, or disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, the Company has good title to, a valid leasehold interest in, or a valid license to use, all material items of tangible personal property reflected on the Most Recent

Balance Sheet as owned or used by the Company for the operation of the Business, free and clear of any Liens other than Permitted Liens. Excluding the assets owned by Seller or its Affiliates and used by them in the course of providing the Shared Services and Assets, all equipment used by the Company in the Ordinary Course of Business is in adequate working condition and repair and sufficient for the operation of the Business as presently conducted (normal maintenance, wear and tear excepted). Except for (a) the assets owned by Seller or its Affiliates and used by them in the course of providing the Shared Services and Assets, and except for the services to be provided under the Transition Services Agreement, and (b) those assets owned or otherwise provided by customers of the Company pursuant to the terms of the Contracts with such customers identified on the Disclosure Schedule, the assets (including real, personal, tangible and intangible or of any other nature whatsoever) owned or leased by the Company, or that the Company otherwise has the right to use, comprise all of the assets used or held for use in the Company’s business and include all of the assets necessary and sufficient for the Purchaser and the Company to conduct the Company’s business immediately after the Closing in the same manner as the Company’s business is currently conducted in all material respects. Except for the assets owned by Seller or its Affiliates and used by them in the course of providing the Shared Services and Assets, no assets necessary to conduct the business of the Company are owned by, or licensed or leased solely to, the Seller or any Affiliate of the Seller (other than the Company). The Parent has no personal property, real property or other assets (other than its facility security clearance), other than the capital stock of the Company.
3.13 Real Property.
(a) The Company owns no real property. Section 3.13(a) of the Disclosure Schedule lists all real property and interests in real property leased by or to the Company, (each, a “Leased Property”), other than Leased Property transferred to TFX pursuant to the TFX Contribution Agreement. The Company has made available to the Purchaser a complete and correct copy of each lease, sublease or any other material agreement pertaining to any of the Leased Property (collectively, the “Leases”) identified on Section 3.13(a) of the Disclosure Schedule. Assuming good title in the landlord, the Company holds a valid leasehold interest in the Leased Property listed on Section 3.13(a) of the Disclosure Schedule, in each case free and clear of all Liens, except for (i) Liens listed or described on Section 3.13(a) of the Disclosure Schedule, and (ii) Permitted Liens. No representation or warranty is made herein regarding the status of the fee title (and any matters pertaining to such fee title) of any Leased Property listed on Section 3.13(a) of the Disclosure Schedule; it being understood and agreed that the provisions of this Section 3.13 pertain only to the leasehold interest of the Company. Except as set forth on Section 3.13(a) of the Disclosure Schedule, the Leased Property listed on Section 3.13(a) of the Disclosure Schedule constitutes all of the real property currently used or occupied by the Company. There are no (x) subleases, assignments (collateral or otherwise), occupancy agreements, or other agreements pursuant to which the Company has granted to any Person the right of use or occupancy of any of the Leased Property, and (y) capital expenditures or restoration obligations set forth in any of the Leases that in the aggregate exceed $100,000.
(b) Except as reflected on Section 3.13(b) of the Disclosure Schedule:

(i) to the Seller’s Knowledge, no portion of any Leased Property listed on Section 3.13(a) of the Disclosure Schedule is subject to any pending condemnation Legal Proceeding or other Legal Proceeding by any Governmental Entity materially adverse to such Leased Property and there is no threatened condemnation or other Legal Proceeding with respect thereto materially adverse to such Leased Property; and
(ii) the Company is not a lessor under, or otherwise a party to, any lease, sublease, license or concession pursuant to which the Company has granted to any Person the right to use or occupy all or any portion of the Leased Property listed on Section 3.13(a) of the Disclosure Schedule.
3.14 Contracts.
(a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, neither the Company nor the Parent is party to or bound by any of the following Contracts (each such Contract, whether or not set forth in such section of the Disclosure Schedule, a “Listed Contract”):
(i) Any Contract that involves annual expenditures or receipts by the Company in excess of $150,000 in any twelve month period;
(ii) Employment or independent contractor or consulting Contracts (other than Contracts with Company subcontractors), or any employee collective bargaining agreement or other Contract with any labor union or any employee of the Company that provides for annual compensation in excess of $100,000 or provides for severance or change in control payments, or is otherwise material to the Company or the operation of the Business as currently conducted, other than any Contracts requiring payment of the Transaction Compensation Payments set forth in Exhibit B hereto;
(iii) Contract containing any “non-solicitation” or “no-hire” provision that restricts the Company or its conduct of the Business in any manner other than (A) customer Contracts (including customer Contracts that are Government Contracts) and (B) Contracts with Company subcontractors and suppliers, or (C) teaming agreements, in the case of each of clause (A), (B) and (C) containing customary provisions in the industry as to restrictions on the solicitation or hiring of personnel to work on the projects or programs covered by such Contracts;
(iv) Contract containing any provision that purports to apply to or restrict the Company from engaging in any line of business, either directly or through any other conduct of the Business, anywhere in the world, other than restrictions set forth in (A) any customer Contracts that are Government Contracts between the Company and the U.S. Government or any other Governmental Entity or (B) teaming agreements entered into by the Company in the Ordinary Course of Business with restrictions limited to the opportunity set forth in the corresponding Government Bid;

(v) (A) any Contract between the Company or the Parent, on the one hand, and the Seller or any Affiliate of the Seller (other than the Company and the Parent) or any Related Party of the Seller, the Parent or the Company, on the other hand; or (B) any Contract between the Company and the Parent;
(vi) Lease, sublease or similar Contract with any Person under which the Company is a lessor or sublessor of, or makes available for use to any Person (other than the Company), (A) any Leased Property listed on Section 3.13(a) of the Disclosure Schedule, or (B) any portion of any premises otherwise occupied or used by the Company;
(vii) Lease or similar Contract with any Person under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person (other than any Contracts that individually do not involve the payment by or to the Company of more than $100,000 in any twelve-month period), or (B) the Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company (other than any Contracts that individually do not involve the payment by or to the Company of more than $100,000 in any twelve-month period);
(viii) Contract calling for performance over a period of more than one (1) year, other than (A) any Contracts that individually do not involve the payment by or to the Company of more than $100,000 in any twelve-month period, (B) Government Contracts between the Company and the U.S. Government or any other Governmental Entity, and (C) teaming agreements entered into by the Company in the Ordinary Course of Business;
(ix) Contract for the disposition of any assets of the Company (other than sales of inventory in the Ordinary Course of Business) or any Contract for the acquisition, directly or indirectly, of the assets (other than acquisitions of inventory or other disposable assets in the Ordinary Course of Business) or business of any other Person or any Contract with an earnout, deferred payment or other contingent payment obligation;
(x) Contract for any joint venture or partnership;
(xi) Contracts (other than Government Contracts between the Company and the U.S. Government or any other Governmental Entity), (A) granting any Person any license to, or making available (including on a service basis) to any Person, any Company Intellectual Property, or (B) pursuant to which the Company has been granted by any Person any license to any Intellectual Property or pursuant to which any Person has made available (including on a service basis) any Intellectual Property to the Company (other than any Contract for generally available, commercial, off-the-shelf Software that is (1) not distributed by the Company to any Person, and (2) has a per-user, copy or seat license fee of Two Hundred Fifty Dollars ($250) or less or aggregate annual license fees of Two Thousand Five Hundred Dollars ($2,500) or less), or any other license, option or other Contract relating in whole or in part to Company Intellectual Property or the Intellectual Property of any other Person (except, in each case in this Section 3.14(a)(xi), any Contract that is disclosed in Section 3.14(a)(v));

(xii) Contract (other than trade debt incurred in the Ordinary Course of Business) under which the Company has borrowed any money from, or issued any evidence of Indebtedness to, any Person;
(xiii) Contract under which the Company has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than endorsements for the purpose of collection in the Ordinary Course of Business);
(xiv) Contract (other than trade debt incurred in the Ordinary Course of Business) under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;
(xv) Mortgage or other Lien upon any Leased Property listed on Section 3.13(a) of the Disclosure Schedule, other than Permitted Liens and Liens which would not materially impair the current uses or the occupancy by the Company of such Leased Property;
(xvi) Contract involving a research or development collaboration or similar arrangement;
(xvii) Contract granting any third party a security interest in any of the Company's assets, excluding the Shared Services and Assets;
(xviii) Any settlement agreement involving claims by or against the Company under which the Company has executory obligations or outstanding monetary obligations in excess of $25,000 that are not accrued on the Most Recent Balance Sheet;
(xix) Any Contract that grants the other party of any third Person “most favored nation” or similar status, or any right of first refusal, first notice or first negotiation, other than (A) any customer Contracts that are Government Contracts between the Company and the U.S. Government or any other Governmental Entity, (B) teaming agreements entered into by the Company in the Ordinary Course of Business with restrictions limited to the opportunity set forth in the corresponding Government Bid or (C) vendor or supply agreements that are immaterial to the operation of the Business;
(xx) Any Contract that obligates the Company to sell or purchase any good or service exclusively to or from a single Person;
(xxi) Any Contract entered into outside the Ordinary Course of Business of the Company involving payment or obligations in excess of $100,000 in any twelve (12) month period that is not otherwise described in this Section 3.14(a); and
(xxii) Any Contract material to the operation of the Company in which any party has notified the Company, in writing, or, to the Seller’s Knowledge, oral notice, that it intends to terminate or seek to modify the terms and conditions thereof in a manner adverse to the Company.

(b) Each Contract to which the Company is a party or bound is in full force and effect, and is legal, valid, binding and enforceable in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions. Seller has provided copies of each Listed Contract set forth in Section 3.14(a) of the Disclosure Schedule (and a written summary of the terms of any such Listed Contracts that are oral) to the Purchaser. Except as set forth in Section 3.14(a)(xxii) of the Disclosure Schedule, there is no material default, material violation or material breach under any Listed Contract (or any other material Contract) by the Company or, to the Seller’s Knowledge, by any other party thereto. Except as set forth in Section 3.14(a)(xxii) of the Disclosure Schedule, no notice, waiver, consent or approval is required (or the lack of which would give rise to a right of termination, cancellation or acceleration of, or entitle any party to accelerate, whether after the giving of notice or lapse of time or both, any obligation under any Listed Contract) under or relating to any Listed Contract (or any other material Contract) in connection with the execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby. Except as set forth on Section 3.14(a)(xxii) of the Disclosure Schedule, the Company has not received from any counterparties to any Contract: (i) any written notice or, to the Seller’s Knowledge, any other notice of any material breach or default or any notice that any such party intends to terminate, cancel or not renew any Listed Contract (or any other material Contract); (ii) any written claim, or to the Seller’s Knowledge, any other claim for material damages or indemnification with respect to the products sold or performance of services pursuant to any Listed Contract (or any other material Contract); or (iii) solely with respect to any of the Listed Contracts listed under Section 3.14(a)(viii), any notice that such party intends to substantially alter (including as a result of any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) any such Listed Contract.
3.15 Intellectual Property.
(a) Section 3.15(a) of the Disclosure Schedule sets forth a true and complete list of Company Intellectual Property indicating: (i) Company Owned Intellectual Property and (ii) the general categories of Company Non-Owned Intellectual Property, and those items within each of these categories that are significant to the Business as now being operated, and (iii) each item of Registered Intellectual Property. Each item of Registered Intellectual Property was properly registered and is in good standing and, to the Knowledge of the Seller, is enforceable. The Company Intellectual Property (which includes for the avoidance of doubt, the Shared Services and Assets) constitutes all Intellectual Property necessary for the Company to conduct the Business in the manner currently conducted. The Company does not license, distribute, or make available (including for use on a service or subscription basis or on a hosted service, “Software-as-a-Service,” “Infrastructure-as-a-Service,” “Platform-as-a-Service” or similar “cloud” service basis), and has not licensed, distributed, or made available in connection with the Business in the past three (3) years, any Software, hardware, firmware, appliance, sensor, server, equipment or device to any Person who is not an Affiliate of the Company.
(b) Except as set forth in Section 3.15(b) of the Disclosure Schedule: (i) the Company owns, free and clear of all Liens, other than Permitted Liens, all Company Owned

Intellectual Property; (ii) excluding the Shared Services and Assets, the Company has valid and enforceable written license agreements permitting the Company to use, free and clear of all Liens, other than Permitted Liens, all Company Non-Owned Intellectual Property, and the Company has not breached any such license agreement; (iii) to the Seller’s Knowledge, there are no claims or demands asserted in writing by any other Person pertaining to any Company Intellectual Property; and (iv) to the Seller’s Knowledge, no Legal Proceeding has been instituted, or is pending or threatened, which challenges the validity or enforceability of, or the Company's rights in or ownership of, or alleges any infringement in respect of, Company Intellectual Property. To Seller’s Knowledge, the Company’s conduct of the Business, or any of its other activities, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated, or otherwise violated, any Intellectual Property of any Person. To the Seller’s Knowledge, none of the Company Intellectual Property is being or has been infringed, misappropriated or violated by any other Person.

(c) The Company maintains reasonable industry standard disaster recovery and security plans, procedures and facilities for the continued operations of the Company as presently conducted. There have been no unauthorized intrusions or breaches of the security of the Internal Systems or of confidential, personal or proprietary information of Company or any of their employees, contractors, customers or suppliers maintained by or on behalf of the Company, in each case, that pose a material risk of harm to the Company or such Persons or that could create material Liability for the Company or such Persons.
(d) The Company has used commercially reasonable industry standard efforts to protect and maintain the trade secrets and confidential information of the Company and to otherwise to safeguard and maintain the secrecy and confidentiality of all Company Owned Intellectual Property which is or was a trade secret under applicable Law. All officers, employees, independent contractors and consultants of the Company who have had access to trade secrets or confidential information of the Company are bound by written employment policies or agreements obligating such Persons to maintain the confidentiality of such trade secrets and confidential information. No trade secrets owned by the Company that are or were (at the time of disclosure or access) material, individually or taken as a whole, to the operation of the Business have been disclosed to, or accessed by, any unauthorized Person.
(e) All material Company Owned Intellectual Property has been created, developed and invented solely by employees or contractors of the Company, within the course and scope of their employment or engagement, each of whom has executed and delivered to the Company valid, binding and enforceable agreements, pursuant to which such employees or contractors assigned all right, title, and interest in such Intellectual Property to the Company, as well as all Intellectual Property relating to the business of the Company or arising from the services performed for the Company by such employees or contractors. The Company is not a member of or party to any patent pool, industry standards body, trade association or other organization under the rules of which it is obligated to license any existing or future Company Intellectual Property to any Person or to refrain from enforcing any rights.

(f) The Company has (i) complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security; and (ii) implemented, maintained and monitored compliance with reasonable administrative, technical and physical safeguards to protect Personal Information against loss, damage, and unauthorized access, acquisition, use, disclosure, modification, or other misuse. In the past three (3) years, there has been no loss, damage, unauthorized access, acquisition, use, disclosure, modification or breach of security of Personal Information, third party proprietary or confidential information in the possession, custody or control of the Company, in each case, that pose a material risk of harm to the Company or that could create material Liability for the Company.  There are no written claims made or actions commenced, by any person (including any Governmental Entity) with respect to loss, damage, or unauthorized access, use, acquisition, disclosure, modification, or breach of security of Personal Information maintained by or on behalf of the Company.
3.16 Litigation. Except as set forth in Section 3.16 of the Disclosure Schedule:
(a) there is no Legal Proceeding that is pending (or, to the Seller’s Knowledge, threatened) against the Company or the Parent or TFX;
(b) neither the Company nor the Parent is operating under or is subject to any Judgment, writ, injunction or award of any Governmental Entity, court, judge, justice, magistrate, or arbitrator, including any bankruptcy court or judge;
(c) there are no unsatisfied Judgments outstanding against the Company or the Parent; and
(d) there is no Legal Proceeding pending or, to the Seller’s Knowledge, threatened against the Parent, the Seller or the Company that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or the Transaction Documents or that questions the validity of this Agreement or the Transaction Documents, or any action taken or to be taken by the Parent, the Seller or the Company in connection with the consummation of the transactions contemplated hereby or thereby.
3.17 Taxes.
(a) All Tax Returns required to have been filed by the Company Group have been timely filed and all Taxes required to have been paid by the Company Group (whether or not shown on any Tax Return) have been timely paid. All Tax Returns that are required to have been filed on a combined, consolidated, unitary or affiliated group or similar group basis (each, a “Group Return”) in which the Company Group has been or was required to have been included have been timely filed, and all Taxes required to have been paid with respect to such Group Return for which the Company Group may be liable have been timely paid. The Company and/or any Person that files Tax Returns which include the Company Group are not delinquent in the payment of any Taxes with respect to such Tax Returns.
(b) All Tax Returns filed by the Company Group are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws and regulations. All Group Returns that have been filed that relate to the Company Group are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws and regulations.
(c) All Taxes required to have been paid by the Company Group (whether or not shown on any Tax Return) have been paid. The Company Group does not have any Liability with respect to Taxes in excess of the amounts accrued with respect thereto that are reflected in the Most Recent Balance Sheet, except for Taxes that has been incurred by the Company Group in the ordinary course of business since the Most Recent Balance Sheet Date. There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of the Company Group (other than for Taxes not yet due and payable or actively being contested in good faith in proceedings disclosed in Section 3.17(e) of the Disclosure Schedules).
(d) The Company Group has withheld and paid all Taxes required by Law to have been withheld and paid and have complied in all material respects with all rules and regulations relating to the withholding or remittance of Taxes (including employee-related Taxes) and with the Company Group’s related document retention requirements. The Company Group has complied in all material respects with all sales Tax collection, withholding and resale certificate exemption requirements and has complied in all material respects with all documentation requirements relating to transactions in which the Company Group has either claimed an exemption from payment of sales or use Tax or has not collected sales Tax from another Person in reliance on an exemption from such Tax, including retention of purchase for resale and other exemption certificates provided by any such Person.
(e) Except as set forth in Section 3.17(e) of the Disclosure Schedule, there is no audit or other Legal Proceeding presently pending or to threatened in writing (or to the Knowledge of the Seller in any other manner) with regard to any Tax Liability or Tax Return of the Company Group or of the Seller arising from the inclusion of the Company Group in the Seller’s Group Returns. Except as set forth in Section 3.17(e) of the Disclosure Schedule, neither the Company Group nor any Person on behalf of the Company Group has waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any Tax for which the Company Group may be held liable. The Company Group has not participated within the preceding five (5) years in a “Tax amnesty” or similar program offered by any Governmental Entity to avoid the assessment of any Tax. Except as set forth in Section 3.17(e) of the Disclosure Schedule, there is not currently in effect any power of attorney authorizing any Person to act with respect to any Tax matter on behalf of the Company Group or receive information relating to the Company Group (other than authorization of the Seller pursuant to Treasury Regulations 1.1502-77 (or comparable administrative rule) in its capacity as common parent with respect to Group Returns and authorizations to contact Tax Return preparers included in Tax Returns filed by or for the Company Group).
(f) Schedule 3.17(f) of the Disclosure Schedule identifies by list all material Tax Returns (classified by jurisdiction and type of Tax) that the Company Group has filed for taxable periods ending after, or transactions occurring on or after, January 1, 2013 and the taxable period covered by such Tax Returns, and identifies those Tax Returns or taxable periods that have been audited or are currently the subject of an audit by a Taxing Authority; provided, however, that omission of any Tax Return from Section 3.17(f) of the Disclosure Schedule shall not constitute a disclosure of any exception under any other subsection of this Section 3.17. The Seller has made available to the Purchaser complete and accurate copies of all of the following materials:
(i) all income Tax Returns filed by the Company Group that relate to taxable periods ending after December 31, 2014 (other than Group Returns) and a pro-forma separate federal income tax return consistent with the information related to the Parent and the Company as reported in the federal consolidated Group Return filed by the Seller for each such year;
(ii) all examination reports (or relevant portions thereof) issued by any Taxing Authority since January 1, 2016, in connection with Tax audits or examinations or asserted failures to file Tax Returns or pay Taxes by the Company Group or the Seller with respect to items of the Company Group;
(iii) all statements of Taxes assessed against or agreed to by the Company Group since January 1, 2016 that were not shown on Tax Returns filed for the relevant taxable period by the Company Group before such assessment or agreement;
(iv) all written rulings from, and written agreements with, any Governmental Entity relating to Taxes of the Company Group that were either received since January 1, 2016 or would have continuing effect in the determination of Tax for any taxable period for which a Tax Return has not yet been filed by or on behalf of the Company Group, and any request for issuance of any ruling by a Taxing Authority related to the Company Group since January 1, 2016 (regardless of whether the requested ruling was issued);
(v) all elections relating to Taxes of the Company Group that have been made or filed by or on behalf of the Company Group with any Taxing Authority (other than elections which are included in or obvious from the Tax Returns referred to in clause (i) above) that would have continuing effect for any taxable period ending after the Closing Date; and
(vi) to the extent reasonably requested in writing by the Purchaser, any other document to the extent relating to Taxes or Tax Returns of the Company Group (and in the case of a Group Return, limited to the portion of such Group Returns relevant to the Company Group).
(g) Section 3.17(g) of the Disclosure Schedule lists all jurisdictions and periods for which the Company Group has either directly filed Tax Returns since January 1, 2013 or been included in income Group Returns filed by the Seller since January 1, 2013. No Taxing Authority in a jurisdiction has asserted in writing that the Company or the Parent is or may be subject to taxation by that jurisdiction or has an obligation to file Tax Returns or pay or collect Taxes in such jurisdiction, other than with respect to Taxes and Tax Returns of a type that the Company Group has filed in the most recently ended taxable period for which such Tax Returns were due as shown on Section 3.17(g) of the Disclosure Schedule. The Company Group has not

conducted activities or transacted business in any jurisdiction that will require it to pay Taxes or file Tax Returns of a type that had not been paid or filed by, or with respect to it, in such jurisdiction for the most recently ended preceding taxable period for which a Tax or a Tax Return of such type was due.
(h) Neither the Company nor Parent is, or has ever been, a United States real property holding corporation within the meaning of Section 897 of the Code.
(i) The Company and Parent are members of an “affiliated group” (as that term is defined in Section 1504 of the Code) which has the Seller as the common parent corporation, and will be included in a federal consolidated income Tax Return filed by the Seller for its taxable year that includes the Closing Date.
(j) Since January 31, 2006, neither the Company nor the Parent, except with respect to Seller’s affiliated group, has ever been a member of an “affiliated group” (within the meaning of Section 1504 of the Code) filing a Group Return. Since January 31, 2006, the Company Group has not had any liability for Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law) other than for other members of the affiliated group of which the Seller is the common parent corporation, (ii) either by assumption by Contract or operation of Law as transferee or successor, (iii) or under any Tax Sharing Agreement. Section 3.17(j) of the Disclosure Schedule sets forth a list of (w) any Person that has ever merged with or into the Parent or the Company, (x) any Person a majority of whose capital stock (or similar outstanding ownership interests) has ever been acquired by the Company Group, (y) any Person all or substantially all of whose assets have ever been acquired by the Company Group, in either case, since January 31, 2006.
(k) The Company Group has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date. Except to the extent adequately reserved for on its Most Recent Balance Sheet or incurred after the Most Recent Balance Sheet Date in the Ordinary Course of Business, the Company Group has no deferred income or Tax Liability arising out of any transaction, including from any (i) disposition of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or before the Closing Date, (iii) except as set forth in Section 3.17(k) of the Disclosure Schedule, intercompany transaction pursuant to Treasury Regulations Section 1.1502-13, or Sections 367 or 482 of the Code, (iv) excess loss account (as defined in Treasury Regulations Section 1.1502-19) with respect to the stock of the Company, (v) use of the long-term contract method of accounting, or (vi) receipt of any prepaid amount on or before the Closing Date.
(l) Except as set forth in Section 3.17(l) of the Disclosure Schedule, the Company Group has not requested to make or agreed to make, nor is required to make, any change in method of accounting that would require the Company Group to make an adjustment to its income pursuant to Section 481(a) of the Code on any Tax Return for any taxable period for which the Company Group has not yet filed a Tax Return, and no Taxing Authority has proposed to require a change in method of accounting that would require such an adjustment.
(m) The Company Group (i) is not a party to any joint venture, partnership or other agreement or arrangement that is treated (or required to be treated) as a partnership for federal income Tax purposes, and (ii) does not own any interest in an entity that either is treated or required to be treated as an entity disregarded as separate from its owner for federal income Tax purposes, or is an entity as to which an election pursuant to Treasury Regulations Section 301.7701-3 has been made.
(n) Neither the Company nor the Parent has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).
(o) Neither the Company nor the Parent is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction.
(p) To the extent that the Company Group has applied for, received and used aid granted by a Governmental Entity, in whatever form, in the nature of Tax incentives or benefits that are not generally available to all similarly situated taxpayers without specific application or approval, such aid was availed of only in accordance with applicable Laws and in compliance with all regulatory orders, conditions and impositions. No such aid will have to be unwound, repaid or discontinued as a result of the consummation of the transactions contemplated by this Agreement or any other existing circumstance.
3.18 Property, Casualty and Liability Insurance. Section 3.18 of the Disclosure Schedule contains a list of all property, casualty and liability insurance policies owned or maintained by the Company, copies of which have been made available to the Purchaser. All such insurance policies are in full force and effect as of the date of this Agreement. All premiums under any such insurance policy have been paid, and the Company has not received any notice of cancellation or termination in respect of any such policy and is not in default under any such policy. Except as set forth in Section 3.18 of the Disclosure Schedule, no material outstanding claims exist under any insurance policy set forth in Section 3.18 of the Disclosure Schedule that to the Seller’s Knowledge are reasonably likely to exhaust the applicable limitation of liability. For the avoidance of doubt, Section 3.18 of the Disclosure Schedule does not list any property, casualty and liability insurance policies maintained by the Parent or the Seller for the benefit of the Company as part of the Shared Services and Assets and all coverage for the Company under such policies maintained by the Parent or the Seller will be discontinued as of the Closing.
3.19 Benefit Plans.
(a) Section 3.19(a)(1) of the Disclosure Schedule contains a list of all Benefit Plans sponsored, maintained or contributed to by or on behalf of the Parent or the Company

(collectively, the “Company Benefit Plans”). Section 3.19(a)(2) of the Disclosure Schedule contains a description of each unwritten Benefit Plan and a list of each Benefit Plan sponsored by the Seller or any ERISA Affiliate other than the Parent or the Company (collectively, the “Non-Company Benefit Plans”). The Company has made available to the Purchaser true and complete copies of: (i) each Benefit Plan (including amendments since the most recent restatement); (ii) the annual report (Form 5500) filed with the IRS or the Department of Labor with respect to each Benefit Plan (if any such report was required) for the three most recent plan years; (iii) the most recent determination letter issued to, or opinion letter issued with respect to, each Pension Plan that is intended to be qualified under Section 401(a) of the Code and any pending applications for a determination letter for such plans; (iv) the most recent summary plan description (and any summary of material modifications since the most recent summary plan description) for each Benefit Plan for which such a summary plan description is required and any summaries or other material communications distributed to participants for each Benefit Plan whether or not required to provide a summary plan description; (v) all material personnel, payroll, and employment manuals and policies covering employees of the Company; (vi) each trust agreement, insurance or annuity contract, recordkeeping or other third-party agreement and group annuity Contract relating to any Benefit Plan sponsored by the Parent or the Company; (vii) all notices that were given in the last three years by the Company or any Benefit Plan sponsored by the Company to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, the SEC, the Equal Employment Opportunity Commission, or any other Governmental Entity relating to a Benefit Plan; and (viii) all notices that were given in the last three years by the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, the SEC, the Equal Employment Opportunity Commission, or any other Governmental Entity to the Company or relating to any Benefit Plan. Neither the Parent nor the Company has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of current or former employees, directors or independent contractors, other than the Benefit Plans, or to amend any of the Benefit Plans, except as may be required by applicable Law.
(b) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and complies in form and has been operated and administered in all material respects in accordance with applicable Laws, including, but not limited to, ERISA and the Code. Each Company Benefit Plan that is intended to comply with Section 401(a) of the Code has received a current, favorable determination letter issued by the IRS or is maintained under a prototype or volume submitter plan and may rely upon a current, favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan. To the Seller’s Knowledge, no event has occurred with respect to any Company Benefit Plan which will or could reasonably be expected to give rise to disqualification of such plan, the loss of intended Tax consequences under the Code or any material Tax or liability or penalty. There is no pending or, to the Seller’s Knowledge, threatened action in or by any court or Governmental Entity with respect to any Benefit Plan (other than routine claims for benefits), nor, to the Seller’s Knowledge is there any basis for such an action, except to the extent it would not reasonably be expected to result in a material liability of the Parent or the Company.
(c) Except as set forth in Section 3.19(c) of the Disclosure Schedule, neither the Parent nor the Company provides, is required to provide or has offered to provide health or life insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual's employment by the Parent or the Company except to the extent required by the health care continuation (also known as “COBRA”) provisions of ERISA and the Code or similar benefit continuation Laws. Each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with Sections 601 et seq. and 701 et seq. of ERISA and Section 4980B and Subtitle K of the Code.
(d) Neither the Parent nor the Company has ever been required to issue any notice of a plant closing or a mass layoff under the WARN Act.
(e) Neither the Parent nor the Company has engaged in a transaction in connection with which it could be subject either to a civil penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code.
(f) Except as set forth in Section 3.19(f) of the Disclosure Schedule, each Benefit Plan maintained by the Parent or the Company may be unilaterally amended or terminated by the Parent or the Company (with respect to Parent and Company employees), without material liability or penalty, subject to the vested rights of existing participants under the Benefit Plans (with respect to employees of the Parent and the Company).
(g) Except as set forth on Section 3.19(g) of the Disclosure Schedule, neither the Parent nor the Company has any Benefit Plan or any other agreement or arrangement under which the Parent or the Company has any liability with respect to a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and applicable Treasury guidance thereunder (the “409A Plans”) which does not comply in all material respects (in form and operation) with the requirements of Section 409A of the Code and the applicable guidance thereunder. Neither the Parent nor the Company is obligated to gross up or otherwise reimburse any service provider for any Taxes that may be incurred under Section 409A of the Code.
(h) Except as set forth on Section 3.19(h) of the Disclosure Schedule, all material contributions to, and material payments from, each Benefit Plan that may have been required to be made in accordance with the terms of such Benefit Plan, and, where applicable, the laws of the jurisdiction that govern such Benefit Plan, through the date hereof have been made in a timely manner, except to the extent that any failure relates to a Non-Company Benefit Plan and the failure would not reasonably be expected to result in a liability of the Parent or the Company. There are no unfunded benefit obligations under any Benefit Plan which have not been accounted for by reserves, or otherwise fully accrued on the Most Recent Balance Sheet.
(i) There is not now and, to the Seller's Knowledge, there are no existing circumstances that could give rise to, any requirement for the posting of security with respect to a Benefit Plan or the imposition of any Lien on the assets of the Parent or the Company under ERISA or the Code.
(j) There does not now exist and, to the Seller's Knowledge, there are no existing circumstances that could result in, any Controlled Group Liability that would be a liability of the Company following the Closing. Without limiting the generality of the foregoing, the Company has not engaged in any transaction described in Section 4069 of ERISA or any transaction that constitutes a withdrawal under Section 4201 et seq. of ERISA.
(k) Neither the execution and delivery of this Agreement or any Transaction Document or the consummation of any of the transactions contemplated hereby or thereby (either individually or together with the occurrence of any other event) will (i) result in the payment by the Parent or the Company of any amount or benefit to any “disqualified individual” with respect to the Parent or the Company (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code and neither the Parent nor the Company is obligated to gross-up or otherwise reimburse any person for any Taxes that may be incurred under Section 4999 of the Code or, (ii) except as set forth in Section 3.19(k) of the Disclosure Schedule, (A) result in any payment or benefit becoming due under any Benefit Plan, (B) increase any compensation or benefits (including severance, deferred compensation and equity benefits) otherwise payable or provided under any Benefit Plan, or (C) result in the acceleration of the time of payment, vesting or funding of any such benefits to any extent.
(l) Neither the Parent nor the Company shall have any liability or obligation with respect to any Non-Company Benefit Plan following the Closing.
3.20 Employee and Labor Matters.
(a) Except as set forth in Section 3.20(a) of the Disclosure Schedule, there are no pending employment charges or claims (and for the last twelve (12) months there have been no such charges or claims) against the Company or any current or former employees of the Company before any court, arbitral forum, the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices nor, to the Seller's Knowledge, does any basis exist therefor. The Company has not received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company and, to the Seller’s Knowledge, no such investigation is in progress.
(b) The Company has complied in all material respects with all applicable Laws relating to employment or retention of its employees, including Laws governing payment of minimum wages and overtime rates, Laws governing the withholding and payment of Taxes from compensation of employees and the payment of premiums and/or benefits under applicable worker compensation, classification of employees or independent contractors under federal or state Law, and other Laws relating to hours of work, leaves of absence, equal employment opportunity, whistleblowing and occupational health and safety. The Company has complied in all material respects with all Laws governing the employment of personnel by United States companies and the employment of non-United States nationals in the United States, including the Immigration and Nationality Act and its implementing regulations.
(c) There is no labor strike, slowdown, stoppage or lockout actually pending or to the Seller’s Knowledge, threatened against the Company. The Company is not and has never been a party to any collective bargaining or other similar labor Contracts with respect to any employee of the Company, and to the Seller’s Knowledge, there is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to any employee of the Company. To the Seller’s Knowledge, there is also no such demand threatened. No labor union has been certified by the National Labor Relations Board or any other Person as bargaining agent for any employee of the Company. The Company has not experienced a material work stoppage or other material labor difficulty during the two-year period ended on the date hereof.
(d) Section 3.20(d)(1) of the Disclosure Schedule contains a true and complete list of the names, positions, rates of base compensation and incentive compensation (including commissions), status as exempt or nonexempt under the Fair Labor Standards Act, and accrued and unused paid time off as of February 19, 2019 of all officers, directors, employees and individual consultants of the Company, as of the date hereof, excluding any officers and directors of the Company who remain employees of the Seller, showing each such person's name, positions, status (employee, independent contractor or consultant) and annualized remuneration for the current fiscal year. The officers and directors who will cease to be officers or directors of the Company as of the Effective Time and will continue as employees of the Seller after the Effective Time are listed in Section 3.20(d)(2) of the Disclosure Schedule (the “Retained Personnel”), without any compensation information provided. Except as set forth in Section 3.20(d)(1) of the Disclosure Schedule, the Company has no Contracts or other agreements with any employees of the Company or any policies requiring payment by the Company to any of its employees in the event he or she is terminated from employment by the Company. Except as set forth in Section 3.20(d)(1) of the Disclosure Schedule and the Transaction Compensation Payments set forth on Exhibit B attached hereto, there are no unpaid bonus, retention, deferred compensation or transaction based amounts payable with respect to current or former employees of the Company. All employees of the Company are employed on an at will basis, which means that their employment can be terminated at any time, with or without notice, for any reason or no reason at all. No employee of the Company has been granted the right to continued employment by the Company or any successor. The employees of the Company listed in Section 3.20(d)(1) of the Disclosure Schedule, excluding the Retained Personnel, comprise all of the employees of the Company necessary and sufficient for Purchaser and the Company to conduct the Company’s business immediately after the Closing in the same manner as the Company’s business is currently conducted in all material respects, other than positions that are open and in the process of being filled in the Ordinary Course of Business.
(e) Section 3.20(e) of the Disclosure Schedule contains a true and complete list of the individuals who are currently performing services for the Company who are classified as independent contractors whose earnings are reported on a Form 1099 basis, including the respective compensation of each individual and the date the individual’s service commenced.
(f) The Company is in full compliance with the Worker Readjustment and Notification Act (the “WARN Act”) (29 USC §2101) and any applicable state laws or other Legal Requirements regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Entity. No reduction in the notification period under the WARN Act is being relied upon by the Company. Schedule 3.20(f) sets forth an accurate, correct and complete list of all employees terminated (except with cause, by voluntarily departure or by normal retirement), laid off or subjected to a reduction of more than 50% in hours or work during the two full calendar months and the partial month preceding the date hereof.
(g) The Company is and has been in compliance in all material respects with Executive Order 11246 (EO 11246), as amended, Section 503 of the Rehabilitation Act of 1973 (Section 503), the Vietnam Era Veterans' Readjustment Assistance Act of 1974 (VEVRAA), and Executive Order 13706 (Establishing Paid Sick Leave for Federal Contractors). Seller maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503, and VEVRAA. To the Knowledge of Seller, the Company is not currently the subject of any audit, investigation, or enforcement action by any governmental entity in connection with any Government Contract or related compliance with E.O. 11246, Section 503, or VEVRAA.
(h) The Company is and has been in compliance in all material respects with all applicable statutory and regulatory requirements pertaining to the Service Contract Act (the “SCA”), including all requirements related to paying Company employees and independent contractors covered by the SCA, their applicable wage rates, fringe benefits, vacation and holiday pay.
3.21 Environmental Matters.
(a) The Company and the Parent are and have been in compliance in all material respects with all applicable Environmental Laws. To the Seller’s Knowledge, no property currently or formerly operated or leased by the Company is or was contaminated with any Hazardous Material in concentrations or quantities that exceed applicable standards established by any Governmental Entity or in violation of Environmental Laws as a result of or in connection with the operations or activities of the Company or, to the Seller’s Knowledge, any other Person. The Company has generated, manufactured, handled, used, processed, stored, treated, released, refined, discharged, emitted, transported, imported and disposed of all Hazardous Materials in material compliance with all applicable Environmental Laws.
(b) Neither the Company nor the Parent has received any notice of any pending or threatened Legal Proceeding relating to any liability under any Environmental Law, including, but not limited to, any liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. Neither the Company nor the Parent is subject to any order, decree or injunction of any Governmental Entity or, to the Seller’s Knowledge, is a party to any indemnity agreement or other Contract with any third party relating to liability for Hazardous Material under any Environmental Law. Copies of all environmental reports, studies, assessments, sampling data and other written documentation in the possession of the Company or the Parent relating to the Company's and Parent’s compliance with Environmental Laws have been made available to the Purchaser.

(c) To the Seller’s Knowledge, any violation of any Environmental Law caused by the prior ownership, possession or use of any third party of any property currently owned, leased or used by the Company that required remediation pursuant to the order or directive of any Governmental Entity, has been remediated to the satisfaction of such Governmental Entity.
3.22 Brokers. Except as set forth in Section 3.22 of the Disclosure Schedule, the Company, the Seller and the Parent have not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary that would be entitled to any investment banking, brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.
3.23 Certain Business Practices. Since January 1, 2016, no stockholder, director, officer or employee of the Company nor, to the Seller’s Knowledge, any agent or Representative on the Company’s behalf, has made, directly or indirectly, with respect to the business of the Company or any of its business activities, any illegal bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company, payments from corporate funds for any illegal contribution, gift or entertainment to government officials (or any employees, agents, Affiliates, Representatives or family members of such officials) for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business. Neither the Company nor any of its officers, directors, stockholders or employees, nor, to the Seller’s Knowledge, any agent or Representative on the Company’s behalf, has violated any provision of the Foreign Corrupt Practices Act of 1977 or any similar domestic or foreign anticorruption Law.
3.24 Customers and Suppliers.
(a) Section 3.24(a) of the Disclosure Schedule sets forth the ten (10) largest customers of the Company by revenue generated for the years ended December 31, 2017 and December 31, 2018, in each case determined without regard the TFX Business, and sets forth opposite the name of each customer the net sales attributable to such customer for such period.
(b) Section 3.24(b) of the Disclosure Schedule sets forth the suppliers of the Company, but excluding the subcontractors, that have received payments from the Company in excess of $200,000 during the years ended December 31, 2017 and December 31, 2018, in each case determined without regard to the TFX Business.
(c) Section 3.24(c) of the Disclosure Schedule sets forth the ten (10) largest subcontractors of the Company, by expense incurred for the years ended December 31, 2017 and December 31, 2018, in each case determined without regard to revenue attributable to the TFX Business.
The Company has received no written notice or to the Seller’s Knowledge, other notice that any of the customers, suppliers or subcontractors set forth on Section 3.24(a), Section 3.24(b) or

Section 3.24(c) of the Disclosure Schedule has terminated, or intends to terminate, materially reduce or otherwise materially adversely modify its relationship with the Company.
3.25 Government Contracts.
  (a)  Section 3.25(a) of the Disclosure Schedule contains a current list of each Current Government Contract for which the final payment exceeding $250,000 has not been received. The term “Current Government Contracts” means the Government Contracts to which the Company is a party (identifying any that were not related to the Business), subject to any prohibition on the disclosure of classified information, for which: (i) performance has not been completed; (ii) final payment has not been received; and (iii) each multiple-award indefinite delivery/indefinite quantity prime Government Contract for which the ordering period has not expired. Subject to applicable Law, the Company has made available to Purchaser copies of all Government Contracts listed in Section 3.25(a) of the Disclosure Schedule that have or are expected to have an annual revenue in excess of $750,000 during the trailing twelve (12) month period ending on December 31, 2018. Each Current Government Contract is in full force and effect and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.
(b)  Section 3.25(b) of the Disclosure Schedule contains a current list of each Government Bid to which the Company is a party (identifying any that were not related to the Business), subject to any prohibition on the disclosure of classified information, with an anticipated annual revenue of $750,000. Subject to applicable Law, the Company has made available to Purchaser copies of all Government Bids listed in Section 3.25(b) of the Disclosure Schedule.
(c) Except as indicated in Section 3.25(c) of the Disclosure Schedule, the Company has not received written notice that it is (or since January 1, 2016 has been) nor to Seller’s Knowledge, any of its Affiliates, trustees, directors, officers, managers, principals, employees or agents are under administrative, civil or criminal investigation, indictment or information by any Governmental Entity (except as to routine security investigations), and there is no pending or, to the Knowledge of Company, threatened audit or investigation by any Governmental Entity of any of the Company or Parent with respect to any alleged material irregularity, misstatement, omission or violation of Law arising under or relating to a Government Contract or Government Bid.
(d)  The Company is (and since January 1, 2016 has been) in compliance in all material respects with all terms and conditions of each of its Government Contracts and Government Bids and all Laws applicable and pertaining to each such Government Contract and each Government Bid.
(e)  Except as disclosed in Section 3.25(e) of the Disclosure Schedule, there are no outstanding material claims by or against the Company, on the one hand, and a Governmental Entity, prime contractor, subcontractor or vendor, on the other hand, arising under any Government Contract. The Company has not initiated or received written notice of material disputes between the Company and a Governmental Entity under any Law or between the

Company and any Governmental Entity, prime contractor, subcontractor or vendor arising under any such Government Contract. Since January 1, 2016, no termination for default has been issued or has, to the Knowledge of Seller, been threatened in writing or is expected with respect to any Government Contract.
(f)  The Company is not, and none of the Company’s officers, directors or other persons having primary management or supervisory responsibility, is, debarred, suspended, deemed non-responsible or otherwise excluded from participation in the award or performance of any Government Contract, nor, to the Knowledge of Seller, has any debarment, suspension or exclusion proceeding been initiated against the Company.
(g)  In connection with each Government Contract and Government Bid, (i) the Company has complied, in all material respects, with all requirements imposed by Government Contract or Law to assert and protect its rights in technical data, computer software, and other Intellectual Property that are material to the Business; and (ii) since January 1, 2016, none of the Company nor Parent has received written notice challenging any proprietary markings or rights asserted by the Company in connection with any technical data, computer software, or other Intellectual Property.
(h) To the extent applicable and required, the Company has, since January 1, 2016, cost accounting systems, estimating systems, purchasing systems, billing systems and material management systems that are in compliance in all material respects with Government Contracts and Laws. Since January 1, 2016, no Governmental Entity, prime contractor, or higher tier subcontractor under any Government Contract has disallowed any costs claimed by the Company in excess of $250,000 in any annual incurred cost submission under any Government Contract. Since January 1, 2016, to the Knowledge of Seller, there has been no material claim of defective pricing, mischarging or improper payments on the part of the Company.
(i)  The Company possesses all necessary national security clearances for the execution of its obligations under any active Government Contract and is in compliance, in all material respects, with all facility and personnel security clearance requirements imposed by Government Contract or Law. All facility clearances maintained by the Company are valid and in full force and effect and, to the Knowledge of Seller, there is no proposed or threatened termination of any facility security clearance.
(j) There is no (and, to the Seller’s Knowledge, there are no events or omissions that would reasonably be expected to result in any) (i) claim against the Company by a Governmental Entity or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid; (ii) dispute between the Company and a Governmental Entity or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid; (iii) Company or Parent liability under the False Claims Act; (iv) claim for price adjustment; or (v) other request for a reduction in the price of any Government Contract, including claims based on actual or alleged defective pricing.

(k) Except as disclosed in Section 3.25(k) of the Disclosure Schedule, to the Seller’s Knowledge, the Company is not performing any activity under any Government Contract, and has no other relationships with any Person, that is an “organizational conflict of interest” as defined in FAR Subpart 9.5. To the extent that the Company is performing such activities under Government Contracts, the Company, is complying with any and all conflict of interest policies established by the Company.
(l) Except as disclosed in Section 3.25(l) of the Disclosure Schedule, the Company has not assigned or otherwise conveyed or transferred, or agreed to assign or otherwise convey or transfer, any Government Contract or any account receivable relating thereto, to any Person whether as a security interest or otherwise.
(m) The Company is in compliance with the Federal Acquisition Regulation ethical rules and suspension/debarment regulations (the “FAR Ethics Rules”). The Company has undertaken the appropriate level of review or investigation to determine whether the Company is required to make any disclosures to any Governmental Entity under the FAR Ethics Rules. There exist no facts or circumstances that, with the passage of time or the giving of notice or both, would reasonably be expected to constitute a violation of the FAR Ethics Rules. Except as disclosed in Section 3.25(m) of the Disclosure Schedule, since January 1, 2016, the Company has not made any disclosure to any Governmental Entity or other customer or any prime contractor or higher-tier subcontractor pursuant to any Government Contract or Government Bid or with respect to any alleged violation of Law, irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.
(n) The Company is in compliance in all material respects with all Laws applicable to the use by the Company of any personal property, equipment or fixtures that are loaned, bailed or otherwise furnished to the Company by or on behalf of the United States Government.
(o) With respect to the Company’s multiple award schedule Government Contracts, the Company since January 1, 2016: (i) has not charged the U.S. Government a price that is inconsistent with, or disruptive of, the Company’s established basis-of-award price; (ii) has complied in all material respects with the notice and pricing requirements of the Price Reduction Clause, and there are no facts or circumstances that would reasonably be expected to result in a demand by the U.S. Government for a refund based upon the Company’s failure to comply with the Price Reductions Clause; and (iii) has complied in all material respects with all payment requirements of the Industrial Funding Fee and to the Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in a demand by the U.S. Government for additional payment(s) based upon the Company’s failure to comply with the Industrial Funding Fee payments.
(p) The Company has complied in all material respects with all data security, cybersecurity, and physical security systems and procedures required by its Government Contracts. Any data security, cybersecurity or physical security breach related to any Government Contract has been reported to the necessary Governmental Entity or higher tier contractor, as required.

3.26 Affiliate Transactions. Except as set forth in Section 3.14(a)(v) of the Disclosure Schedule, there are no Contracts, transactions or other business arrangements between the Company or the Parent, on the one hand, and Seller or any Affiliate or Related Party of Seller, Parent or the Company, on the other hand. None of any such Affiliates or Related Parties has any material interest in any material property used by the Company or in any provider of products or services to the Company. Except as set forth in Section 3.26 of the Disclosure Schedule, no amounts are owed by the Company or the Parent, on the one hand, to the Seller or any Affiliate or Related Party of the Seller, Parent or the Company, on the other hand. The Seller, the Company and TFX have duly executed and delivered, and consummated the transactions contemplated by, the TFX Contribution Agreement (and the agreements, instruments and other documents related thereto), true, correct and complete copies of which are attached hereto in Section 3.26 of the Disclosure Schedule. Such documents attached hereto in Section 3.26 of the Disclosure Schedule have not been amended, modified or supplemented by the Seller, the Company and TFX.
3.27 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (as modified by the Disclosure Schedule), neither the Company, Seller, Parent nor any other Person makes any other express or implied representation or warranty with respect to the Company, the Business, the TFX Business, the Shared Services and Assets, or the transactions contemplated hereunder or with respect to any other information provided to the Purchaser, and the Company disclaims any other representations or warranties, whether made by the Company, the Seller the Parent or any of their respective Affiliates or other Representatives. The Purchaser acknowledges and understands that none of the Shared Services and Assets will be included in the Company or available following the Closing except to the extent expressly provided for and agreed to pursuant to the Transition Services Agreement. The Seller shall not be liable to the Purchaser resulting from the exclusion of the Shared Services and Assets from the Company, except to the extent expressly provided for and agreed to pursuant to the Transition Services Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Company, the Parent and the Seller as follows:

4.1 Organization and Standing. The Purchaser: (i) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation; (ii) has all requisite corporate power and authority to own its properties, carry on its business as now being conducted and as contemplated by this Agreement; and (iii) is duly qualified or licensed to do business and is in good standing or has active status in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.
4.2 Power and Authority; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction

Documents to which it is specified to be a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of this Agreement and the Transaction Documents to which it is specified to be a party and the consummation by the Purchaser of the transactions contemplated hereby or thereby, have been duly authorized by all necessary corporate action on the part of the Purchaser, and no other Legal Proceedings on the part of the Purchaser are necessary to authorize this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement and the Transaction Documents to which it is specified to be a party have been or will be duly executed and delivered by the Purchaser and, assuming the due execution and delivery by the other Parties, constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by the Enforceability Exceptions.
4.3 Noncontravention.
(a) Neither the execution and delivery by the Purchaser of this Agreement or the Transaction Documents to which it is a specified party, the consummation by the Purchaser of the transactions contemplated by this Agreement and such Transaction Documents nor the performance of the Purchaser’s obligations hereunder or thereunder do or will require any consent, notice, waiver, filing or other action by any Person under, conflict with, or result in any material violation or breach of, or default (with or without notice or lapse of time or both) under, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien (other than immaterial Liens) in or upon any of the properties or assets of the Purchaser under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of: (i) the Constitutive Documents of the Purchaser; (ii) any Indebtedness or Contract to which the Purchaser is a party or bound by or its properties or assets are bound by or subject to or otherwise under which the Purchaser has rights or benefits; or (iii) any Law, Judgment or Contract that is material to the operation of Purchaser’s business to which Purchaser is a party or bound.
(b) Other than the required filings (if any required) with the SEC and under the HSR, no consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement or the Transaction Documents to which it is specified to be a party, the consummation by the Purchaser of the transactions contemplated hereby or thereby or the compliance or performance by the Purchaser with the provisions of this Agreement and the Transaction Documents to which it is specified to be a party, except for such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to be material to the Purchaser or impair in any material respect the ability of the Purchaser to perform its obligations under this Agreement and the Transaction Documents to which it is specified to be a party, or prevent or materially impede or delay the consummation of the transactions contemplated hereby or thereby.

4.4 Brokers. The Purchaser has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary that would be entitled to any investment banking, brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.
4.5 Due Diligence. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement and the Transaction Documents. The Purchaser has conducted its own independent review and analysis of the Company and the condition, operations, and prospects of the Business. The Purchaser acknowledges that it has had access to the properties and operations of the Company and has had the opportunity to meet with and ask questions of the Company’s management to discuss the business, assets, liabilities, financial condition, cash flow and operations of the Company. In entering into this Agreement and the Transaction Documents to which it is specified to be a party, the Purchaser has relied upon its own review and analysis and the specific representations and warranties of the Parent, the Seller and the Company expressly set forth in Article III, and not on any representations, warranties, statements, omissions or other information (including in the virtual data room or the management presentation or any other materials provided by or on behalf of the Company or Seller) by any Person other than those specific representations and warranties expressly set forth in Article III. None of the Purchaser’s representations and warranties modify the representations and warranties of the Company or limit the right of the Purchaser to rely thereon.
4.6 Litigation. There is no Legal Proceeding pending or, to the Purchaser’s Knowledge, threatened against the Purchaser or involving any of its properties or assets that would reasonably be expected to: (i) have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or the Transaction Documents; or (ii) otherwise prevent, hinder or delay the consummation of the transactions contemplated by this Agreement or the Transaction Documents, that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or the Transaction Documents that questions the validity of this Agreement or the Transaction Documents, or any action taken or to be taken by the Purchaser in connection with the consummation of the transactions contemplated hereby or thereby.
4.7 Financing. The Purchaser has or has access to sufficient funds to permit the Purchaser to consummate this Agreement and the Transaction Documents to which it is specified to be a party and the transactions contemplated hereby and thereby, and to pay all related fees and expenses. The Purchaser’s obligations set forth in this Agreement and such Transaction Documents are not contingent or conditioned upon any Person’s ability to obtain sufficient funds necessary for the payment of the entire Purchase Price in cash by wire of immediately available funds or for the Purchaser to perform its obligations with respect to the transactions contemplated by this Agreement or the Transaction Documents to which it is specified to be a party.
4.8 Investment Representation. The Purchaser is purchasing the Shares for its own account with the present intention of holding such Shares for investment purposes and not with a view to or for sale in connection with any public distribution of such Shares in violation of the Securities Act or state securities Laws. The Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.
ARTICLE V
COVENANTS
5.1 Publicity. Promptly after the execution of this Agreement, the Purchaser and the Seller will each issue a press release announcing this transaction substantially in forms attached to this Agreement as Exhibit F. Except as may otherwise be required by Law or securities exchange rules, no public announcement of this transaction shall be made without the express written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed.
5.2 Conduct of the Business Pending Closing. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article X of this Agreement, except (A) as set forth on Schedule 5.2, (B) as required by applicable Law, (C) to the extent otherwise required by this Agreement, (D) the consummation of the TFX Divestiture in accordance with the TFX Contribution Agreement or the transactions contemplated by the TFX Contribution Agreement, or (E) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed, and shall be deemed granted if the Purchaser does not respond to such request within three (3) Business Days), the Seller, the Parent and the Company (1) shall cause the Company and the Parent to conduct the Business in all material respects in the Ordinary Course of Business and in accordance with all applicable Laws, (2) shall, and shall cause the Company and the Parent to use their respective commercially reasonable efforts to, preserve intact, in all material respects, the present business organization, assets and customer and supplier relationships of the Business, and (3) shall not, and shall cause the Company and the Parent to not:
(a) transfer, issue, sell, encumber or dispose of any equity interests of the Company, or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests or other securities of, or any stock appreciation, phantom stock or other similar right with respect to, the Company;
(b) redeem, repurchase or otherwise reacquire any equity interests of the Company, or effect any recapitalization, reclassification, stock split or any other change in the capitalization of the Company, or any dividend or other distribution by the Company;
(c) liquidate, dissolve, wind-up or reorganize the Company, or adopt a plan of complete or partial liquidation, dissolution or other reorganization with respect to the Company;

(d) amend the Constitutive Documents or other organizational documents of the Company (whether by merger, consolidation or otherwise);
(e) in the case of the Company (A) make any loan, advance, capital contribution, guaranty or other extension of credit to, or investment in, any Person, (B) form any new Subsidiary (if such Subsidiary would be a direct or indirect Subsidiary of the Company), or (C) acquire, by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business or any corporation, partnership, association or other business organization or division thereof;
(f) incur, assume, guarantee or extend any Indebtedness, except for (i) Indebtedness incurred in the Ordinary Course of Business that will be fully paid or discharged at, or prior to, the Closing; (ii) Indebtedness (included in subclause (iii) of the definition of Indebtedness); or (iii) Indebtedness (included in subclause (iv) of the definition of Indebtedness) that will be reflected in the calculation of the Closing Date Net Working Capital;
(g) in the case of the Company, make any capital expenditures or commitments therefore in excess of $50,000 in any individual case or in excess of $100,000 in the aggregate;
(h) enter into any material transaction with any current or former director, officer or employee or Affiliate or Related Party of the Company, the Parent or the Seller (or any relative of any such current or former director, officer or employee) or any Affiliate of any such current or former director, officer, employee or relative, except in the Ordinary Course of Business and on an arms' length basis;
(i) make any material change in the lines of business in which the Company participates or is engaged in respect of the Business;
(j) (A) to the extent affecting the Company, make any material change in any method of accounting or accounting practice, except as required by concurrent changes in GAAP, or as required by applicable Law, or (B) change the fiscal year of the Company;
(k)  to the extent relating to or affecting the Company Group or the Business, (1) settle or compromise any material Tax liability, (2) file or amend any Tax Return of the Company Group (other than a Group Return) without prior consultation with the Purchaser, (3) enter into any agreement with a Governmental Entity with respect to any Tax, (4) surrender any right to claim a Tax refund, (5) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment other than with respect to any Taxes payable in respect of a Group Return or (6) other than as set forth in Section 5.2(k) of the Disclosure Schedule, make any Tax election which would have any effect on or be binding on the Company Group for a taxable period or portion thereof ending after the Closing Date;
(l) (A) accelerate or materially change the payment terms of any accounts receivable or notes payable outside of the Ordinary Course of Business, (B) delay the payment of or materially change the payment terms of any accounts payable or other Liabilities outside of the Ordinary Course of Business, or (C) take any action, or omit to take any action outside of the Ordinary Course of Business, in each case, that would have the effect of causing the working capital position of the Company to be materially different than historical levels and trends;
(m) revalue any portion of the assets, properties or business of the Company, other than any write down or write off of the value of any current asset, except as may be required by GAAP consistently applied;
(n) settle any threatened or pending Legal Proceeding against the Company involving payments by the Company after the Closing Date in excess of $100,000 with respect to each such Legal Proceeding;
(o) assign, transfer, sell, or otherwise dispose of, or permit to lapse, any rights to the use of, any Company Intellectual Property; or sell or encumber any other material assets of the Company, in each case, other than in the Ordinary Course of Business;
(p) implement any plant closing or layoff of employees of the Company or the Business that could be reasonably expected to implicate the WARN Act;
(q) (A) hire or terminate, other than terminations for cause, any employee of the Company at the level of vice president or above, in each case in the Ordinary Course of Business, (B) transfer the employment or services of any employee or independent contractor of the Parent or the Company to an entity other than the Parent or the Company, or (C) transfer the employment or services of any Person from Seller or any Affiliate of Seller (other than the Parent or the Company) to the Parent or the Company;
(r) other than as required by the terms of any Benefit Plan or as required by applicable Law, (A) establish, adopt, enter into, amend or terminate any Company Benefit Plan, (B) other than in the Ordinary Course of Business, pay or commit to pay any bonus or any profit sharing or similar payment, other than such payments or commitments as are consistent with past practices, to, or increase or commit to increase the amount of the wages, salary, commissions, fringe benefits, severance benefits or other compensation or benefits payable or provided to any current or former employee, director or independent contractor of the Parent or the Company, other than such increases that are consistent with past practices or (C) fund, or commit to fund (whether by grantor trust or otherwise), or accelerate the vesting or payment timing of, any compensation or benefit obligation;
(s) (A) license, distribute, or otherwise make available any Company Intellectual Property to any Person, other than pursuant to non-exclusive licenses granted to customers or end users in the Ordinary Course of Business, (B)  license any Intellectual Property from any Person, (C) covenant not to assert Intellectual Property, or (D) enter into a Contract with respect to the development of any material Intellectual Property or products with a third party, other than in customer Contracts or Contracts with subcontractors;
(t) allow any registration for any item of Registered Intellectual Property of the Company or the confidentiality of any trade secret of the Company to lapse;

(u) pay, discharge or satisfy any material claims, material Liabilities or material obligations, except the payment, discharge or satisfaction of claims settled or compromised to the extent permitted by Section 5.2(n), or ordinary course repayments of Indebtedness, or waive, release, grant or transfer any rights of material value or modify or change in any material respect any material Contract or Current Government Contract required to be listed on Schedule 3.25(a), in each case, other than in the Ordinary Course of Business of the Company or if required by a Governmental Entity; or
(v) enter into any agreement or other commitment to do anything prohibited by this Section 5.2;
provided, however, nothing contained in this Section 5.2 (X) shall prohibit any dividends or other distributions of cash (or any cash sweeps or similar treasury functions to transfer cash) prior to the Effective Time, to the extent in compliance with applicable Law, from the Company or the Parent to the Seller or (Y) is intended to give the Purchaser, directly or indirectly, rights to control or direct the Company’s or Parent’s operations prior to the Closing.
5.3 Further Assurances; Cooperation.
(a) Prior to the Closing, the Parties will use their commercially reasonable efforts to give all notices required to be given and to obtain all material consents, approvals or authorizations of any third parties (including any Governmental Entities) that are required in connection with the transactions contemplated by this Agreement.
(b) Prior to the Closing, the Parties shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Entity, is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Listed Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement and the applicable Confidentiality Agreement, in taking such actions or making any such filings, prior to the Closing, the Parties shall use their commercially reasonable efforts to furnish information required of any Governmental Entity in connection therewith (subject to confidential treatment in the case of any information provided by the Purchaser to the extent reasonably requested by the Purchaser) and timely seek to obtain any such actions, consents, approvals or waivers.
(c) Subject to the terms and conditions herein provided, from time to time following the Closing, as and when requested by any Party, the other Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Following the Closing, the Parties shall use their commercially reasonable efforts and cooperate with one another in obtaining any consents, approvals or waivers required or appropriate under any Listed Contract or Law and not obtained on or prior to the Closing Date.

(d) Following the Closing, at the Seller’s cost, Purchaser shall, and shall cause the Company to use commercially reasonable efforts to provide any support reasonably requested by Seller and to promptly respond to questions or requests for information submitted by the Seller to the Company or Purchaser, in each case, in connection with the Seller’s preparation of the Seller’s 2018 incurred cost submission.
(e) Notwithstanding anything in this Agreement to the contrary (including the other provisions of this Section 5.3), if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of the HSR Act or any other applicable antitrust Law, it is expressly understood and agreed that: (i) the Purchaser shall not have any obligation to litigate or contest any administrative or judicial action or any order, whether temporary, preliminary or permanent brought by or before an administrative tribunal, court or other similar tribunal or body; (ii) the Purchaser shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture and (iii) the Parent, the Seller, and the Company may not conduct or agree to conduct a Divestiture without the prior written consent of the Purchaser. “Divestiture” shall mean (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Purchaser or any of its Affiliates or the Company, (B) the imposition of any limitation or restriction on the ability of the Purchaser or any of its Affiliates to freely conduct their business or control the Company, or (C) the holding separate of any of the Company assets or any limitation or regulation on the ability of the Purchaser or any of its Affiliates to exercise full rights of ownership of the Company.
5.4 Employees and Employee Benefits.
(a) Except as otherwise provided in this Section 5.4 and in Schedule 5.4(a), or as required by applicable Law, the employees of the Company shall cease to be eligible to participate in or accrue further benefits under the Non-Company Benefit Plans as of the Effective Time (or as of the last day of the month in which the Closing occurs if coverage continues through month end under the applicable plan or related insurance policy).  Following the Closing Date and until such time as the Purchaser in its sole discretion and in accordance with applicable Law determines otherwise, the employees of the Company shall participate in the Company Benefit Plans and/or employee benefit plans maintained by the Purchaser or its Affiliates as the Purchaser shall determine in its sole discretion. During the period from the date hereof until the Closing Date, with reasonable advance written notice to the Company concerning the timing, detail and location of the meetings, the Purchaser shall have access to, and the right to engage in discussions and conduct meetings with, the employees of the Company (excluding any employee of the Company who are “temporary” employees engaged on assignment at a client) regarding the terms of post-Closing employment of such employees, provided that such discussions and meetings are not reasonably expected to materially interfere with the employees’ work performance for the Company and Seller shall be entitled to have a representative present at such meetings. On a schedule mutually acceptable to the Seller and the Purchaser, but in all events not less than 30 days before the anticipated Closing Date, subject to limitations under applicable Law, the Seller shall provide the Purchaser with access to all required compensation and benefits information that is reasonably necessary for, or reasonably requested by, the Purchaser to provide medical, dental, vision and any other applicable health and welfare benefits to the employees of the Company.
(b) Prior to the Closing Date, the Company, the Parent and the Seller shall take all actions necessary so that, as of the Closing, (i) the Company Deferred Compensation Plans will be terminated with respect to any current or former Company employees that are participating in the Deferred Compensation Plans to the extent permitted and in accordance with Code Section 409A (with payment of all affected participant balances under the plans made to participants at, or as soon as practicable after, Closing in accordance with Code Section 409A), (ii) the Seller or an Affiliate of Seller (other than the Company or Parent) shall assume all liabilities and obligations of the Parent and the Company under the Company Deferred Compensation Plans (including all obligations related to the payment of the Accounts (as defined in the Company Deferred Compensation Plans) and any death benefits of all participants under the Company Deferred Compensation Plans) as and when due pursuant to the terms of the Company Deferred Compensation Plans and (iii) any Company employees participating under the Company Deferred Compensation Plans shall cease to participate in the Company Deferred Compensation Plans and, to the extent permitted by Code Section 409A, shall cease to defer any compensation (as defined in the Company Deferred Compensation Plans) under the Company Deferred Compensation Plans.
(c) The Seller shall retain all liability and responsibility under and in accordance with the Seller’s and the Company’s Benefit Plans that provide life insurance, health care, dental care, accidental death and dismemberment insurance, disability, flexible spending accounts or other group welfare benefits for all claims incurred by the employees of the Company (and their dependents and beneficiaries) on or before the Effective Time (or on or before the last day of the month in which the Closing occurs if coverage continues through month end under the applicable plan or related insurance policy). The Purchaser or an Affiliate shall have liability and responsibility under and in accordance with the Purchaser’s or its Affiliate’s Benefit Plans that provide life insurance, health care, dental care, accidental death and dismemberment insurance, disability, flexible spending accounts or other group welfare benefits for such claims incurred by the employees of the Company (and their dependents and beneficiaries) after the Effective Time (or after the last day of the month in which the Closing occurs if coverage continues through month end under the applicable plan or related insurance policy). For purposes of this Section 5.4(c), a benefit claim shall be deemed to be incurred as follows: (i) health, dental, vision, employee assistance program and prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies; and (ii) life, disability, accidental death and dismemberment and business travel accident insurance benefits, upon the death, cessation of employment or other event giving rise to such benefits.
(d) The Seller and the applicable Benefit Plan that provides group health benefits will retain any obligations under COBRA with respect to employees of the Company and other qualified beneficiaries (i) who are enrolled in COBRA continuation coverage under a Benefit Plan as of the Closing Date or (ii) with respect to whom a qualifying event occurred on or prior to the Closing Date. The Purchaser shall or shall cause its Affiliates to satisfy any obligation under COBRA with respect to qualifying events occurring for employees of the Company and other qualified beneficiaries after the Closing Date.
(e) The Company and the Seller shall take all actions necessary to (i) transfer the sponsorship of the Company Benefit Plans listed in Schedule 5.4(e) to TFX effective as of no later than the day immediately preceding the Closing Date; provided, however, that such transfer of sponsorship may be made contingent upon the occurrence of the Closing, or if there are no employees of TFX participating in the Company Benefit Plans listed on Schedule 5.4(e), the Company and Seller may instead take actions necessary to terminate the plans effective no later than the day immediately preceding Closing; provided, however, such plan terminations may be made contingent upon the occurrence of the Closing; (ii) transfer sponsorship of the Kforce Government Practice Plan (the “Company 401(k) Plan”) to TFX effective as of no later than the day immediately preceding the Closing Date; provided, however, that such Company 401(k) Plan transfer of sponsorship may be made contingent upon the occurrence of the Closing, and (iii) provide that each participant who is a Company employee shall become fully vested in any unvested portion of his or her accounts under the Company 401(k) Plan.  The Company shall provide the Purchaser, no later than three (3) Business Days prior to the Closing Date, with evidence that sponsorship of the Company Benefit Plans listed in Schedule 5.4(e) and the Company 401(k) Plan has been transferred to TFX (effective no later than immediately prior to the Closing Date and contingent on the Closing) pursuant to resolutions of the Company’s Board of Directors and those of TFX.  The form and substance of such resolutions shall be subject to prior review and comment by the Purchaser. If sponsorship of the Company 401(k) Plan is transferred as provided herein, then as soon as reasonably practicable following the Closing Date, the Purchaser shall designate a defined contribution pension plan of the Purchaser (or an Affiliate of the Purchaser) with a qualified cash or deferred arrangement under Section 401(k) of the Code (a “Purchaser 401(k) Plan”) that will cover the employees of the Company who continue employment with the Company or an Affiliate (each a “Continuing Employee”) on and after the Closing Date.  The Purchaser shall cause the Purchaser 401(k) Plan to accept the direct rollover of distributions from the Company 401(k) Plan with respect to any Continuing Employee who elects such a rollover in accordance with the terms of the Company 401(k) Plan and the Code.
(f) With respect to any employee of the Company who immediately prior to the Closing Date was a participant in a health or dependent care flexible spending account plan maintained by the Parent, the Company, the Seller or one of its Affiliates (collectively, the “Seller FSA Plans”): (i) if the Purchaser or one of its Affiliates maintains a health flexible spending account plan (the “Purchaser FSA Plan”), the Seller and the Purchaser shall, or shall cause their Affiliates to, effect an FSA Transfer of the health flexible spending account (if any) of the employees of the Company under the Seller FSA Plans to the Purchaser FSA Plan; and (ii) if the Purchaser or one of its Affiliates maintains a dependent care flexible spending account plan (the “Purchaser DCFSA Plan”), the Purchaser shall, or shall cause one of its Affiliates to, effect an FSA Transfer of the dependent care flexible spending account (if any) of the employees of the Company under the Seller FSA Plans to the Purchaser DCFSA Plan.

(g) This Section 5.4 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.4, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.4. The Parties acknowledge and agree that the terms set forth in this Section 5.4 shall not create any right in any employee of the Company or any other Person to any continued employment with the Company, the Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
5.5 Name Change. Within three (3) Business Days after the Closing Date, each of the Company and the Parent will use reasonable efforts to file all documents, and take such other steps, necessary to change its legal name to a name that does not contain the word “Kforce” or “KGS”. Within thirty (30) days after the Closing Date, each of the Company and the Parent will use reasonable efforts to file all documents, and take such other steps, necessary to change its legal name in its state foreign qualifications to do business to such other names that do not contain the word “Kforce” or “KGS”, and, within forty-five (45) days after the Closing Date, the Company will use reasonable efforts to submit change of name agreements (reflecting names that do not contain the word “Kforce” or “KGS”) for approval in the case of its Government Contracts under which performance is then active (and use its commercially reasonable efforts to provide written notice of its legal name changes to the counterparties to its other contracts under which performance is then active); provided that, for avoidance of doubt, (x) the Company may continue to use the word “Kforce” or “KGS” in its name (to the extent part of its current or former name) (i) with respect to any Contracts to which it is, or becomes, a party (and in related documents or correspondence) until the requisite change of name agreements are accepted and counter-signed by the applicable Governmental Entities or other Persons or otherwise become effective or such Contracts are amended or otherwise modified by the applicable Governmental Entities or other Persons to reflect its name change, (ii) subject to clause (i) above, in any Government Bid submitted by it on or before the Closing Date and in any Contracts resulting from the acceptance of such Government Bid, and in any related documents or correspondence, and (iii) in any documents or correspondence related to its filings to qualify to do business or other regulatory filings until such qualifications or filings are amended or otherwise modified to reflect its name change. In addition, following the Closing, none of the Company, Parent or the Purchaser shall use the name “Kforce” or the acronym “KGS” or any related logo on any medium, including signs, boxes, invoices, promotional materials or packaging; provided, however, that the Company and the Purchaser may use “(formerly known as Kforce Government Solutions)” for a period of three (3) months after the Closing and thereafter, to the extent constituting trademark “fair use”, the Company may indicate that it was formerly known by its former name, provided, however, that “Kforce” “KGS” or any related logo shall not be used in any promotional material, marketing material, advertising or press releases following the expiration of the period of three (3) months after the Closing. The Seller, on behalf of itself and its Subsidiaries, acknowledge and agree that, from and after the Closing, the Seller and its Subsidiaries shall not advertise, promote or describe any products or services using the phrase “Kforce Government Solutions” (or any other Mark in which such phrase is included).
5.6 Websites.

(a) The Seller shall maintain ownership of www.kforcegov.com and the other domain names set forth on Section 3.15(a) of the Disclosure Schedules and the ownership of such websites shall not be transferred as part of this transaction; provided, however, that as soon as reasonably practicable following the Closing and no later than three days following the Closing, www.kforcegov.com will automatically redirect to a new URL address for the Company, which is to be provided by the Purchaser, and all content will be removed from www.kforcegov.com. After six (6) months following the Closing, the Seller shall no longer have any obligation to have www.kforcegov.com automatically redirect to a new URL address for the Company.
(b) Immediately following the Closing, the Purchaser and the Company may establish a website regarding the Business, provided the website domain name does not include “Kforce” or “KGS.”
(c) As soon as reasonably practicable following the Closing and no later than thirty (30) Business Days following the Closing, the Seller will remove any references to “KGS” or “Kforce Government Solutions,” as well as information and links related to the Company or the Business, from www.Kforce.com.
5.7 HSR Filings. Each of the Parties shall use commercially reasonable efforts to file, as soon as reasonably practicable, all notices, reports and other documents required to be filed with any Governmental Entity under the HSR Act with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. The Purchaser shall be responsible for paying any fees in connection with any filings to be made under the HSR Act.
5.8 TFX Divestiture.
(a) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser and the Seller agree that the Company shall be entitled to undertake the transactions contemplated by the TFX Contribution Agreement that have not already been undertaken in connection with the consummation of the TFX Contribution Agreement Closing.
(b) From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article X, except with the prior written consent of the Purchaser, the Company shall comply with its obligations in the TFX Contribution Agreement and shall not amend or otherwise modify, or waive any provision of, the TFX Contribution Agreement.
(c) In the event of the sale or other transfer of all or a significant portion of the TFX Business or the TFX Excluded Assets by the Seller or any of its Subsidiaries to one or more acquirors in one or a series of related transactions, the Seller shall obtain, as a condition to such sale or other transfer, a written undertaking from such acquirors (legally binding on them) to refrain from, directly or indirectly, asserting or commencing, instituting or causing to be commenced, any claim against the Company, the Purchaser or any of their Affiliates, or any current or former directors, officers or employees of any of the foregoing, in respect of the

TraumaFX Business or the TFX Excluded Assets, with such undertaking (a true, correct and complete copy of which shall be delivered by the Seller to the Purchaser promptly following the execution thereof) providing that the Company, the Purchaser, such Affiliates, and such current or former directors, officers and employees are express third-party beneficiaries of such undertaking and shall each be entitled to enforce such undertaking against such acquirors (and provided that no such undertaking shall relieve the Seller of its obligations hereunder).
5.9 Access to Information. During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with Article X or the Closing Date, upon reasonable prior notice, the Parent and the Seller shall, and shall cause the Company to, afford the Purchaser and its authorized Representatives reasonable access during normal business hours to (i) the personnel of the Company and (ii) books, records or Contracts to the extent relating to the Company; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense without reimbursement from the Parent, the Seller, the Company or their respective Affiliates, under the supervision of the Company’s personnel and in such a manner as to not unreasonably interfere with the normal operations of the Company. For the avoidance of doubt, any information furnished or made available by the Parent, the Seller or the Company to the Purchaser pursuant to this Section 5.9 shall be treated as Confidential Information (as defined in the Confidentiality Agreement, dated as of October 22, 2018, by and between the Seller and the Purchaser (the “Confidentiality Agreement”)) and shall be treated in accordance with the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement, the Parent, the Seller and the Company shall not be required to disclose any information to the Purchaser or its Representatives if such disclosure would (x) jeopardize any attorney-client or other legal privilege, or (y) contravene any applicable Laws (including applicable privacy or data protection Laws) or binding agreement entered into prior to the date hereof, and Seller may withhold any information otherwise included in any income Tax Return or related work papers concerning the Company or the Parent that relates to any other Affiliate of the Seller (other than a predecessor of the Company or Parent).
5.10 Notice; Effect of Notice. From the date hereof until the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article X, the Seller shall notify the Purchaser, and the Purchaser shall notify the Seller, in writing, promptly after becoming aware of any event, transaction or circumstance that causes or would reasonably be expected to cause or constitute a breach in any material respect of any representation, warranty, covenant or agreement of such notifying party (or any Affiliate thereof) in this Agreement; provided, however, that no such notice shall have any adverse effect on the ability of the notified party to assert the failure of any conditions to its obligation to close set forth in Article VI or to assert a breach of any representation, warranty, covenant or agreement of another Party in this Agreement.
5.11 R&W Policy. The Purchaser will obtain and bind, at the equal cost and expense of the Purchaser and the Seller, the R&W Policy at or before Closing. The R&W Policy shall provide that the insurer will waive and not pursue any subrogation rights against the Seller with respect to any Losses covered thereunder, unless such Losses were caused by any fraud by the Seller. The Purchaser agrees that neither it nor its Affiliates shall consent to any amendment to the insurer's subrogation rights against the Seller in the R&W Policy, without the written consent of the Seller.  Seller will, and will cause the Company to reasonably cooperate with Purchaser’s efforts to obtain and bind the R&W Policy. Purchaser shall not agree or consent to any amendment, restatement or other modification or waiver of the R&W Policy or any term thereof in any manner that would reasonably be expected to materially adversely impact the Seller, except, in each case, with the prior written consent of the Seller.
5.12 Affiliate Transactions. On or before the Closing Date, the Seller shall cause all Liabilities of the Company and the Parent to the Seller or any of its Affiliates, including under any Contracts between the Company or the Parent, on the one hand, and one or more of its Affiliates, on the other hand, to be terminated in full, without any Liability surviving or arising therefrom for the Purchaser, the Parent, the Company or any of their respective Affiliates following the Closing; provided that the Seller, the Parent and the Company will not terminate any of the Transaction Documents, any ongoing obligations or Liabilities set forth in the TFX Contribution Agreement or any Contracts or Liabilities set forth on Schedule 5.12.
5.13 DSS Notification. On and before the Closing Date, the Seller and the Company: (a) shall provide adequate assurances to the Purchaser that the Company and Parent provided timely pre-signing and pre-Closing notices to the Defense Security Service (DSS), and any other Governmental Entity responsible for the maintenance of the Company’s security clearances, and (b) shall take and shall continue to take any and all requisite steps to cause the Company and Parent to retain, as required by the Purchaser, and to assist the Purchaser (and its officers, directors, employees and agents) in obtaining, the requisite security clearances for the Purchaser to own and operate the Company (and any successor thereto) and its business as currently conducted without delay or interruption.
5.14 No Solicitation of Competing Transaction. From the date hereof until the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article X, neither the Seller, nor the Parent nor the Company shall (and each of them shall cause their respective Representatives not to) solicit or encourage the initiation or submission of interest, offers, inquiries or proposals (or consider or entertain any of the foregoing) from any Person (including by way of providing any non-public information concerning the Company, its business or assets to any Person or otherwise), initiate or participate in any negotiations or discussions, or enter into, accept or authorize any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any expression of interest, offer, proposal to acquire, purchase, license, or lease (i) all or a substantial portion of the Company’s or the Parent’s business or assets, or (ii) the Company’s or the Parent’s capital stock or other securities, in each case whether by stock purchase, merger, consolidation, combination, reorganization, recapitalization, purchase of assets, tender offer, lease, license or otherwise (any of the foregoing, a “Competing Transaction”). Each of the Seller, the Parent and the Company shall, and each of them shall cause their respective Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Purchaser) relating to a possible Competing Transaction, and shall, to the extent permitted under any confidentiality or non-disclosure agreement existing as of the date hereof, promptly provide the Purchaser with notice of any written expression of interest, proposal or offer relating to a possible Competing Transaction that is received by such Party or any of its Representatives, which notice shall include copies of any such notice, inquiry or proposal, if in writing. The Seller represents and warrants to the Purchaser that (i) this Section does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which the Seller, the Parent or the Company, or any of their Affiliates are currently bound, and (ii) no breach or violation of the exclusivity provision of the Letter of Intent has occurred or is continuing. Purchaser acknowledges that a Competing Transaction does not include the potential divestiture of TFX and that nothing in this Section 5.14 will limit any right for Seller to negotiate or enter into any agreements with respect to the potential divestiture of TFX (so long as the Purchaser, the Parent, the Company and their post-Closing Affiliates are fully indemnified by the Seller with respect thereto).
ARTICLE VI
CONDITIONS TO CLOSING
6.1 Conditions to Each Party's Obligation to Close. The respective obligations of each Party to consummate this Agreement are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
(a) No Law shall exist or be enacted or promulgated by any Governmental Entity which would prohibit the consummation by such Party of the transactions contemplated hereby;
(b) Such Party shall not be prohibited, by any Judgment, from consummating the transactions contemplated hereby;
(c) Since the date of this Agreement, there shall not have been commenced or threatened any Legal Proceeding (i) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the transactions contemplated by this Agreement or which may result in a Material Adverse Change, or (ii) that may have the effect of preventing, materially delaying, making illegal, imposing material limitations or conditions on or otherwise materially interfering with any of the transactions contemplated by this Agreement; and
(d) (i) all applicable waiting periods (and any extensions thereof) under the HSR Act and all other applicable antitrust or merger control laws or regulations of any Governmental Entity shall have expired or otherwise been terminated, and (ii) no action or proceeding shall have been instituted, or threatened to be instituted, challenging the transactions contemplated by this Agreement as violative of any antitrust or merger control Laws or regulations of any Governmental Entity.
6.2 Conditions to the Purchaser's Obligation to Close. The obligation of the Purchaser to consummate this Agreement is also subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) (i) The representations and warranties of the Parent, the Seller and the Company contained in this Agreement that are Fundamental Representations (other than the representations and warranties set forth in Section 3.17 (Taxes) and Section 3.19 (Benefit Plans) and subclause (iii) of the first sentence of Section 3.1 (Organization and Standing)), without giving effect to any materiality or Material Adverse Change qualifications therein, shall be true and correct in all respects as of the date hereof and as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), and (ii) all other representations and warranties set forth in Article III (including the representations and warranties set forth in Section 3.17 (Taxes) and Section 3.19 (Benefit Plans) and subclause (iii) of the first sentence of Section 3.1 (Organization and Standing)), (A) that are qualified as to Material Adverse Change or materiality shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct as of such date), and (B) that are not qualified as to Material Adverse Change or materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct in all material respects as of such date).
(b) The Parent, the Seller and the Company shall have performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing. The Purchaser shall have received at the Closing a certificate, dated as of the Closing Date and executed by an executive officer of the Seller, certifying to the fulfillment of the conditions set forth in Section 6.2(a) and this Section 6.2(b), with respect to the Company;
(c) Since the date of this Agreement, there shall not have occurred a Material Adverse Change in the Company; and
(d) The Parent, the Seller or the Company, as applicable, shall have delivered all of the Closing deliveries set forth in Section 7.2(a) and 7.2(b).
6.3 Conditions to the Seller's Obligation to Close. The obligation of the Seller to consummate this Agreement is also subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
(a) (i) The representations and warranties of the Purchaser contained in this Agreement which are Fundamental Representations, without giving effect to any materiality or Material Adverse Change qualifications therein, shall be true and correct in all respects as of the date hereof and as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), and (ii) all other representations and warranties set forth in Article IV, (A) that are qualified as to Material Adverse Change or materiality shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct as of such date), and (B) that are not qualified as to Material Adverse Change or materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct in all material respects as of such date).
(b) The Purchaser shall have performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing. The Seller shall have received at the Closing a certificate, dated as of the Closing Date and executed by an executive officer of the Purchaser, certifying the fulfillment of the conditions set forth in Section 6.3(a) and this Section 6.3(b), with respect to the Company;
(c) The Purchaser shall have obtained the R&W Policy, and it shall be in full force and effect; and
(d) The Purchaser shall have delivered all of the Closing deliveries set forth in Section 7.2(c).
ARTICLE VII
CLOSING
7.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 12:01 a.m. (eastern time) on a date that is mutually agreed to by the Parties not to exceed ten (10) Business Days after the satisfaction or waiver in writing of the conditions set forth in Article VI via an electronic closing in which separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, will first be delivered by electronic mail exchange of signature pages (the “Closing Date”) and shall be effective as of 12:01 a.m. on the day of the Closing (the “Effective Time”).
7.2 Deliveries. At the Closing:
(a) The Parent, the Seller or the Company will deliver to the Purchaser:
(i) a certificate dated as of the Closing Date and signed by the Secretary or other officer of the Seller, certifying as follows:
(A) the representations and warranties of the Parent, the Seller and the Company contained in this Agreement that are Fundamental Representations (other than the representations and warranties set forth in Section 3.17 (Taxes) and Section 3.19 (Benefit Plans) and subclause (iii) of the first sentence of Section 3.1 (Organization and Standing)), without giving effect to any materiality or Material Adverse Change qualifications therein, are true and correct in all respects as of the date hereof and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which are true and correct as of such date or with respect to such period), and
(B) all other representations and warranties set forth in Article III (including the representations and warranties set forth in Section 3.17 (Taxes) and Section 3.19 (Benefit Plans) and subclause (iii) of the first sentence of Section 3.1 (Organization and Standing)), (A) that are qualified as to Material Adverse Change or materiality are true and correct as of the date of this Agreement and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which are true and correct as of such date or with respect to such period), and (B) that are not qualified as to Material Adverse Change or materiality are true and correct in all material respects as of the date of this Agreement and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which are true and correct as of such date or with respect to such period);
provided that such certificate required by this Section 7.2(a)(i) shall include disclosure of any new matter only if it first arose after the date hereof and only if it is material and required to be disclosed in order for such representations and warranties as of the Closing to be true and correct as of the Closing (a “New Material Matter”); provided further that (A) the disclosure of such New Material Matter shall not be effective for purposes of any representation or warranty made as of the date hereof (or as of any earlier date or with respect to any earlier period) and (B) the disclosure of such New Material Matter shall in no way be effective for purposes of updating, modifying or supplementing the Disclosure Schedule or for purposes of the conditions to Closing in Article VI;
(ii) a certificate dated as of the Closing Date and signed by the Secretary or other officer of the Seller, certifying and attaching copies of the resolutions of the Board of Directors of the Company, authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which it is specified to be a party, and the incumbency of the persons executing this Agreement and other documents on behalf of the Company, all certified by an executive officer of the Company;
(iii) resignations, effective as of the Closing, of each of the directors of the Parent, the Company and Retained Personnel;
(iv) evidence reasonably satisfactory to the Purchaser that (A) all Closing Debt Amount applicable to the Company or Parent have been terminated and released as of the Closing (all of which is identified in Schedule 7.2(a)(iv)) and (B) all Liens applicable to the Company Group securing such Closing Debt Amount have been released; and evidence reasonably satisfactory to the Purchaser that all other Liens applicable to the Company Group (other than Permitted Liens) have been released;
(v) the Flow of Funds Memorandum executed by the Parent and the Company;

(vi) a duly executed copy of each Transaction Document to which the Seller, the Parent or the Company is a party; and
(vii) certificates from the states of organization of each of the Parent and the Company, dated no earlier than thirty (30) days prior to the Closing Date, as to the good standing (or similar status) of the Parent and the Company in such jurisdictions.
(b) The Seller will deliver to the Purchaser:
(i) the certificate required by Section 6.2(b);
(ii) a certificate dated as of the Closing Date and signed by the Secretary or other officer of the Seller, certifying and attaching copies of the resolutions of the Boards of Directors of the Parent and the Seller, authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which it is specified to be a party, and the incumbency of the persons executing this Agreement and other documents on behalf of the Parent and the Seller, all certified by executive officers of the Parent and Seller;
(iii) the Flow of Funds Memorandum executed by the Seller;
(iv) the certificates representing the Shares, endorsed in blank or accompanied by duly executed assignment documents;
(v) all books and records of the Parent and the Company; provided, however, that the Seller may maintain copies of the books and records and if the Seller is unable to deliver all of the physical books and records immediately upon the Closing, it shall do so as soon as reasonably practicable following the Closing;
(vi) a duly executed copy of each Transaction Document to which it is a party; and
(vii) an affidavit of non-foreign status of the Seller, dated as of the Closing Date in form and substance required under Section 1445 of the Code and the Regulations thereunder.
(c) The Purchaser will deliver to the Seller:
(i) the certificate required by Section 6.3(b);
(ii) a certificate dated as of the Closing Date and signed by the Secretary or other officer of the Purchaser, certifying and attaching copies of the resolutions of the Board of Directors of the Purchaser, authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party, and the incumbency of the persons executing this Agreement and other documents on behalf of the Purchaser, all certified by an executive officer of the Purchaser;
(iii) the Flow of Funds Memorandum executed by the Purchaser;

(iv) a duly executed copy of each Transaction Document to which it is a party; and
(v) an amount equal to the Purchase Price, paid by wire transfer of immediately available funds in accordance with the Flow of Funds Memorandum. The Flow of Fund Memorandum shall provide for the Purchaser to pay the Seller at the Closing an amount equal to (a) the Purchase Price, minus (b) the sum of (1) the amount of Indebtedness to be repaid on the Closing Date, if any; (2) 50% of the R&W Policy Expenses, (3) the amount of any other unpaid Company Transaction Expenses on the Closing Date (including any Transaction Compensation Payments); (4) the Working Capital Escrow Deposit and the Indemnity Escrow Deposit as set forth in Section 7.3 below; and (5) any deficit balance in Cash.
(d) The Purchaser will pay an amount equal to the Escrow Deposit to the Escrow Agent.
(e) The Purchaser will pay an amount equal to the R&W Policy Expenses to the R&W Policy Provider (50% of which shall be deducted from the Purchase Price).
7.3 Escrow. On the Closing Date, the Purchaser, the Seller and Branch Banking and Trust, N.A. (the “Escrow Agent”) shall enter into an Escrow Agreement in the form attached hereto as Exhibit H (the “Escrow Agreement”). The Purchaser shall withhold Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Working Capital Escrow Deposit”), plus Five Hundred Seventy-Five Thousand Dollars ($575,000) (the “Indemnity Escrow Deposit,” and together with the Working Capital Escrow Deposit, the “Escrow Deposit”), from the Purchase Price and deposit on the Closing Date such amounts into escrow pursuant to the terms of the Escrow Agreement. The Working Capital Escrow Deposit shall be deposited into the Working Capital Account under the Escrow Agreement to secure the payment of any shortfall in the Closing Date Net Working Capital, and the Indemnity Escrow Deposit shall be deposited into the Indemnity Account under the Escrow Agreement to secure the payment of the Seller’s indemnity obligations pursuant to Article VIII. The Working Capital Escrow Deposit and the Indemnity Escrow Deposit shall be held and released in accordance with the terms of the Escrow Agreement.
7.4 Flow of Funds Memorandum. Not later than three (3) days prior to the Closing Date, the Seller and the Purchaser shall finalize a flow of funds memorandum setting forth the following (including all amounts, payees, wire transfer instructions and calculations in reasonable detail): (a) the amount of Indebtedness to be repaid on the Closing Date, if any; (b) the amount of unpaid Company Transaction Expenses on the Closing Date (including any Transaction Compensation Payments); (c) the Working Capital Escrow Deposit and the Indemnity Escrow Deposit; (d) any deficit balance in Cash; and (e) the net amount of the Purchase Price to be paid to the Seller (such statement, the “Flow of Funds Memorandum”).

ARTICLE VIII
INDEMNIFICATION
8.1 Survival. The representations and warranties of the Parties contained in this Agreement, and in any certificate, schedule or document delivered pursuant hereto shall be deemed to have been relied on by the Parties, and shall survive the Closing for a period of twelve months; provided, however, that the representations and warranties contained in Sections 3.1 (Organization and Standing), 3.2 (Power and Authority; Binding Agreement), 3.5 (Title to Shares), 3.6 (Capitalization), 3.17 (Taxes), 3.19 (Benefit Plans) and 3.22 (Brokers); and 4.1 (Organization and Standing), and 4.2 (Power and Authority; Binding Agreement) (the “Fundamental Representations”) shall survive the Closing for the longer of a period of six (6) years or the expiration of the applicable statute of limitations. All covenants of the Purchaser, the Parent, the Seller and the Company will survive the Closing until fully performed in accordance with their terms; provided, that the right to make a claim for indemnity pursuant hereto with respect to any breach or non-fulfillment of any pre-Closing covenant shall survive the Closing and terminate and expire twelve (12) months after the Closing Date. The applicable survival periods described in this Section 8.1 supersede any applicable statute of limitations with respect to any such representation, warranty, covenant or agreement.  Notwithstanding the foregoing in this Section 8.1, the limitations on survival set forth herein shall not apply to claims based on fraud, which shall survive until ninety (90) days after the expiration of the applicable statute of limitations (and not less than six (6) years).  If a party makes any claim for indemnification pursuant to this Agreement on or prior to the end of the applicable survival period for the representation, warranty, covenant or agreement on which such claim is based as set forth in this Section 8.1, and to the extent such timely claim is not fully and finally resolved prior to the end of the applicable survival period, such representation, warranty, covenant or agreement shall survive with respect to such claim until such claim is finally and fully resolved.
8.2 Indemnification of the Purchaser. From and after the Closing, subject to the provisions of this Article VIII, the Seller shall indemnify the Purchaser, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and Representatives (each, a “Purchaser Indemnified Party”) against, and hold each Purchaser Indemnified Party harmless from and against, any and all Losses suffered or incurred by such Purchaser Indemnified Party, arising from, relating to or otherwise in connection with the following (whether or not involving a Third Party Claim) (collectively, the “Purchaser Indemnifiable Loss”):
(a) any breach of any representation or warranty of the Seller contained in Article III of this Agreement or in any other agreement, certificate or instrument executed and delivered by the Seller pursuant to this Agreement;
(b) any breach or failure to perform any covenant or agreement of the Seller contained in this Agreement or in any other agreement or instrument executed and delivered by the Seller pursuant to this Agreement;
(c) Company Taxes;

(d) the Assumed Liabilities (as defined in the TFX Contribution Agreement) and any Liabilities arising from or in connection with the sale or transfer of the TFX Business or the TFX Contribution Agreement or related to the TFX Divestiture;
(e) any Liabilities arising from or in connection with any and all of the Company’s obligations under or related to the Asset Purchase Agreement, dated November 26, 2014, by and among TFX, Employee Leasing Solutions, Inc., the Company and the other parties named therein, with respect to the deferred payment thereunder or otherwise;
(f) any Indebtedness of the Company or the Parent existing as of the Closing Date to the extent not paid, discharged or extinguished at or prior to the Closing;
(g) any Indebtedness of the Seller or any of its Subsidiaries and any other Liabilities of the Seller or any of its Subsidiaries (other than the Company and the Parent) existing as of the Closing;
(h) any Company Transaction Expenses (including Transaction Compensation Payments and related Taxes) to the extent not paid at the Closing or otherwise deducted from the Purchase Price for payment by Purchaser following the Closing pursuant to the Flow of Funds Memorandum;
(i) any claims for indemnification or similar obligation of the Company or Parent by any director, manager, officer, employee or equity owner of the Parent or the Company or any of their respective Subsidiaries with respect to any acts or omissions of any of such Persons prior to the Closing; or
(j) any matter described on Schedule 8.2.
8.3 Indemnification of the Seller. From and after the Closing, the Purchaser shall indemnify the Seller and each of its Affiliates and each of their respective officers, directors, employees, stockholders, agents and Representatives (each a “Seller Indemnified Party”) against and hold each Seller Indemnified Party harmless from any and all Losses suffered or incurred by any such Seller Indemnified Party arising from, relating to or otherwise in connection with:
(a) any breach of any representation or warranty of the Purchaser contained in Article IV of this Agreement or in any other agreement, certificate or instrument executed and delivered by the Purchaser pursuant to this Agreement; or
(b) any breach or failure to perform any covenant or agreement of the Purchaser contained in this Agreement or in any other agreement or instrument executed and delivered by the Purchaser pursuant to this Agreement.
8.4 Indemnification Procedure for Third Party Claims.
(a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 8.2 or 8.3 in respect of, arising out of or involving a Third Party Claim, such Indemnified Party must notify the Indemnifying Party in writing of the Third Party

Claim within twenty (20) days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 8.2 or 8.3, except to the extent the Indemnifying Party has been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that failure to deliver such notices and documents shall not affect the indemnification provided under Section 8.2 or 8.3, except to the extent the Indemnifying Party has been actually and materially prejudiced as a result of such failure. The Indemnifying Party shall have the right upon written notice to the Indemnified Party (the “Defense Notice“), within thirty (30) days after receipt from the Indemnified Party of notice of such Third Party Claim, to conduct, at its expense, the defense against such Third Party Claim; provided, that, notwithstanding the foregoing, the Indemnifying Party will not be entitled to control, and the Indemnified Party will be entitled to have control over, the defense or settlement of any Third Party Claim (and the cost of such defense and any Losses with respect to such Third Party Claim shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder) if (1) the Third Party Claim involves a criminal proceeding, action, indictment, allegation or investigation; (2) if the Third Party Claim seeks injunctive relief; (3) the Third Party Claim could result in suspension or debarment of the Purchaser or the Company by a Governmental Entity; (4) Losses are reasonably expected by Purchaser to exceed the unreserved or unclaimed amount remaining in the Escrow Account under the Escrow Agreement; (5) any insurer, including the insurer under the R&W Policy, requires, as a condition to an Indemnified Party’s eligibility to recover insurance proceeds on account of such Third Party Claim, that such carrier control the matter; (6) Purchaser intends to pursue a claim under the R&W Policy; (7) the Third Party Claim involves a customer or material business relationship of the Purchaser or the Company; (8) the Third Party Claim involves a Tax matter (other than a Tax matter that is an income Tax matter controlled by Seller pursuant to Article IX); (9) the Third Party Claim is made by a Governmental Entity (other than a Third Party Claim involving the IRS for a Tax matter as set forth in subsection (8)); (10) the Third Party Claim involves any of the matters set forth on Schedule 8.2 hereof; (11) the Indemnifying Party is not reasonably, diligently or in good faith conducting a defense of the Third Party Claim (and the Indemnifying Party is provided written notice thereof by the Purchaser and the Indemnifying Party does not cure such action or inaction within ten (10) Business Days); or (12) the Indemnified Party has been advised in writing by legal counsel that a conflict of interest exists which, under applicable principles of legal ethics, would prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Third Party Claim.
(b) If the Indemnifying Party assumes control of the defense and settlement of a Third Party Claim in accordance with this Section 8.4, (i) the Indemnifying Party shall acknowledge in writing that the Third Party Claim is within the scope of its obligations hereunder and shall hold the Indemnified Party harmless from and against the full amount of any Losses resulting therefrom (subject to the limitations and other terms and conditions of this Agreement), (ii) the Indemnifying Party shall select counsel reasonably satisfactory to the Indemnified Party, and (iii) the Indemnifying Party will not compromise or settle any such Third Party Claim (other than, after consultation with Indemnified Party, an action, suit, proceeding, claim or demand to be settled solely by the payment of money damages and/or the granting of releases, provided that no such settlement or release shall acknowledge the Indemnified Party’s liability for future acts) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(c) In the event that the Indemnifying Party does not elect to conduct the defense of the subject Third Party Claim, or ceases to continue the defense in good faith following written notice thereof by the Indemnified Party and the Indemnifying Party does not cure such action or inaction within ten (10) Business Days, or the Indemnified Party has the right to assume the defense and settlement of the Third Party Claim hereunder, then the Indemnified Party may conduct the defense and settlement of the subject Third Party Claim and the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as may be reasonably requested by the Indemnified Party. With respect to any such Third Party Claim, if the Indemnifying Party has acknowledged that the Third Party Claim is within the scope of its obligations hereunder and shall hold the Indemnified Party harmless from and against the full amount of any Losses resulting therefrom, subject to the limitations and other terms and conditions of this Agreement, the Indemnified Party will not compromise or settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(d) In the event that the Indemnifying Party conducts the defense and settlement of the subject Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, and the Indemnified Party shall have the right, at its expense, to participate in the defense assisted by counsel of its own choosing; provided that the Indemnified Party shall have the right to compromise and settle the Third Party Claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(e) Notwithstanding the foregoing, Seller shall not be entitled to conduct any Tax Proceeding relating to the Company Group except as provided by Section 9.
8.5 No Double Recovery; Use of Insurance; Tax Effect.
(a) The amount of any Losses payable under this Article VIII by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies (including the R&W Policy) or from any other Person responsible therefor, and shall be increased or reduced by the amount of any Tax benefits actually realized or Tax costs actually incurred by the Indemnified Party, either by reason of the incurrence of the Loss for which indemnification is payable or receipt of any indemnification payment under this Agreement, so that the amount payable as indemnification for such Loss fairly reflects that actual economic loss to the Indemnified Party. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any direct, out-of-pocket expenses reasonably incurred by such Indemnified Party in collecting such amount. The Purchaser Indemnified Parties’ right to indemnification pursuant to Section 8.2(a) shall be satisfied as follows: (i) first, subject to the Indemnification Deductible if applicable, during the period for which the Escrow Agreement remains in effect, satisfied by payment from the Indemnity Escrow Deposit pursuant to the Escrow Agreement (to the extent available); (ii) second, satisfied by payment from the R&W Policy up to an amount equal to the applicable policy limit under the R&W Policy (to the extent available); and then (iii) third, subject to this Agreement, including the applicable limitations set forth in this Article VIII, satisfied by payment from the Seller.
(b) Notwithstanding any other provision of this Agreement to the contrary, the Indemnifying Party shall not be liable under this Article VIII for any (i) Losses relating to any matter to the extent that (A) the Indemnified Party shall have otherwise been compensated for such matter pursuant to the Purchase Price adjustment under Section 2.3 hereof; or (B) the Indemnified Party shall have otherwise been compensated for such matter pursuant to, or the Loss was already paid to the Indemnified Party under, any other provision of this Agreement, so as to avoid duplication or “double counting” of the same Loss; or (ii) Losses that are for punitive damages or multiplier of profits, earnings or cash flow including earnings before interest (except to the extent that such damages are paid to a third party pursuant to a settlement or Judgment in accordance with Section 8.4).
(c) The Indemnified Parties shall take, and shall cause their respective Affiliates to take, all reasonable steps to mitigate and otherwise minimize their Losses to the maximum extent required by law upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses; provided, that no Indemnified Party shall be required to initiate or pursue any claim (i) in any Legal Proceeding or (ii) against any insurer (other than the R&W Policy Provider with respect to the R&W Policy) if the Indemnified Party believes in good faith that its insurance premiums would materially increase as a direct result of a successful claim.
8.6 Limitation on Indemnification.
(a) Notwithstanding anything to the contrary set forth in this Agreement, the Seller shall not be liable hereunder to the Purchaser Indemnified Parties pursuant to Section 8.2(a) as a result of any breach of any of the representations or warranties of the Seller as set forth in Article III (other than the Fundamental Representations) until the Losses incurred by the Purchaser Indemnified Parties as a result of such breaches shall exceed in the aggregate Five Hundred Seventy-Five Thousand Dollars ($575,000) (the “Indemnification Deductible”), and then only to the extent of such excess; provided that the foregoing limitation in this Section 8.6(a) shall not apply to claims based on fraud or breaches of Fundamental Representations, with respect to which, in each case, all Losses in connection therewith shall be recoverable from the first dollar.
(b) The aggregate amount of Losses required to be paid by the Seller pursuant to Section 8.2(a) as a result of any breach of any of the representations and warranties of the Seller as set forth in Article III, or in any certificate delivered by the Seller pursuant to Section

8.2(a), shall not exceed in the aggregate $1,150,000 (the “Cap Amount”); provided that no provision herein will prohibit any Purchaser Indemnified Party from recovery of amounts under the R&W Policy and provided that the foregoing limitation in this Section 8.6(b) shall not apply to claims based on fraud or breaches of Fundamental Representations, with respect to which, in each case, no Losses shall count towards the Cap Amount for any purpose under this Agreement. After the payment by the Seller of Losses that equal the Cap Amount, any and all claims for indemnification under Section 8.2(a) shall be satisfied solely by recovery under the R&W Policy; provided that Seller shall remain liable for claims based on fraud or breaches of Fundamental Representations.
(c) Regardless of the limitations set forth in Sections 8.6(a) and 8.6(b), the aggregate amount of Losses required to be paid by the Seller pursuant to Section 8.2(a) shall not exceed the Purchase Price; provided that the foregoing limitation in this Section 8.6(c) shall not apply to claims based on fraud.
(d) For purposes of determining the existence of any breach of any representation or warranty, and for calculating the amount of any Losses arising from any breach of any representations or warranty, all representations and warranties shall be treated as if the words “material,” “materially,” “in all material respects,” “Material Adverse Change” or similar words or phrases containing such words were omitted from such representations and warranties.
(e) Notwithstanding anything to the contrary contained in this Agreement, the representations, warranties, covenants and agreements contained herein, and any Person’s right to indemnification or other remedies with respect thereto, shall not be affected or deemed waived by reason of (a) any investigation made by or on behalf of such Person or any of its Affiliates or the directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person or any of its Affiliates or the fact that such Person or any of its Affiliates or the directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person or any of its Affiliates knew or should have known at any time that any such representation or warranty is, was or might be inaccurate, or that any such covenant or agreement was, or may have been breached, in each case, at any time, whether before or after the execution and delivery of this Agreement or the Closing, or (b) such Person’s waiver of any condition to the Closing or participation in the Closing.
(f) Effective upon the Closing, the Seller waives, and acknowledges and agrees that the Seller shall not have, and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Parent or the Company or the Purchaser in connection with any actual or alleged breach by the Parent or the Company of any representation, warranty or obligation set forth in this Agreement. Except as expressly set forth in this Agreement or any other Transaction Document, the Seller, for itself and its Affiliates, hereby irrevocably waives, releases and discharges the Company, the Parent, the Purchaser and their respective Affiliates, directors, officers and employees from any and all Liabilities and obligations to the Seller of any kind or nature whatsoever arising on or prior to the Closing Date.

(g) The Purchaser may make claims under this Article VIII for potential or contingent damages or Losses, and from time to time, the Purchaser may amend any timely filed indemnification claim to reflect additional Losses with respect to such claim.
8.7 Exclusive Remedy. The Parties agree that, from and after the Closing Date, the indemnification or reimbursement obligations of the Parties set forth in this Article VIII shall constitute the sole and exclusive remedies of the Parties for any Losses based upon, arising out of or otherwise in respect of breaches of the provisions set forth in this Agreement, the TFX Contribution Agreement or any certificate executed and delivered by a Party pursuant to this Agreement (except to the extent other remedies are otherwise expressly provided for in the TFX Contribution Agreement or any such certificate); provided, that the provisions of this Section 8.7 will not, subject to Sections 8.1, 8.2 and 8.6, prevent or limit any claims or rights under the R&W Policy or a cause of action or other remedy (a) on account of intentional (and not constructive) fraud, intentional misrepresentation, and criminal matters, (b) under Section 2.3 to enforce any decision or determination of the Arbitrator, or (c) under Section 11.17 to obtain equitable remedies, including an injunction or injunctions to prevent breaches of any covenants set forth in this Agreement and to enforce specifically the terms and provisions hereof. For the avoidance of doubt, this Section 8.7 shall not apply to the Escrow Agreement, the Transition Services Agreement, the TFX Transition Services Agreement or the Noncompetition, Nonsolicitation Agreement.
8.8 Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to the purchase price for income Tax purposes.
8.9 Attorneys’ Fees. To the extent an Indemnifying Party is required to pay for any Losses under this Article VIII or is subject to equitable relief, the Parties agree that the Indemnifying Party shall indemnify the Indemnified Party against and hold the Indemnified Party harmless from and against any and all Losses arising from any action, suit or proceeding commenced by the Indemnified Party for the purpose of enforcing any of its rights under this Article VIII (including any of the Indemnified Party’s reasonable expenses of attorneys).
ARTICLE IX
TAX MATTERS
The following provisions shall govern the allocation of responsibility as between the Purchaser and the Seller for certain Tax matters:
9.1 Taxable Periods Ending on or Before the Closing Date.
(a) The Seller, at its expense, shall properly prepare or cause to be prepared all Tax Returns required to be filed by or with respect to the Company Group for all taxable periods ending on or prior to the Closing Date (“Seller Prepared Returns”), which for the avoidance of doubt shall include all income Tax Returns (or separate company pro-forma drafts) with respect to taxable periods of the Company Group for which a consolidated, unitary or combined Tax Return of the Seller will include the operations of the Company Group (“Seller Group Returns”). Seller Prepared Returns shall be reviewed and finalized for filing under the procedures described in Section 9.1(b). The Seller shall cause all Seller Prepared Returns to be timely filed, and shall timely pay or cause to be paid any Taxes due with respect to all Seller Prepared Returns. Unless consented to by the Purchaser (such consent not to be unreasonably withheld), such Seller Prepared Returns shall include no elections that were not made in the last similar Tax Return and shall be prepared in a manner consistent with the last previous similar Tax Return filed by or with respect to the Company Group and in compliance with Law, except for changes in the Law or applicable regulations.
(b) The Seller shall provide a draft copy of each Seller Prepared Return that is not an income Tax Return to the Purchaser at least fifteen (15) days prior to the filing deadline of such Tax Return for the Purchaser's review and reasonable comment. With respect to income Tax Returns, not later sixty (60) days before the filing of any Seller Prepared Returns that are income Tax Returns, the Seller shall deliver to the Purchaser (i) a pro-forma federal income Tax Return for each of the Company and the Parent that reflects the separate income of Company Group as it will be determined for purposes of a Seller Group Return that includes the ending date of such pro-forma Tax Return, along with a copy of all Tax elections proposed to be made by Seller with respect to the Company Group in such Seller Group Return, and (ii) all draft income Tax Returns for the Company Group that are required to be filed separately by the Company Group. The Purchaser shall provide the Seller with any comments on Seller Prepared Returns within ten (10) days after the Purchaser's receipt of each Seller Prepared Return, except that in the case of income Tax Returns, such review period shall be thirty (30) days.
(c) If no comments are received by the Seller from the Purchaser within the permitted review period, or otherwise upon resolution of any disagreement regarding such Seller Prepared Return, the Seller will provide a copy of such Tax Return (other than Seller Group Returns) to the Purchaser suitable for execution by an authorized officer of the Company Group. If the Purchaser provides comments on a Seller Prepared Return, the Purchaser and the Seller will negotiate in good faith to resolve any disagreement regarding such Tax Return. If the Purchaser and the Seller are unable to resolve any such disagreements at least ten (10) days before the due date for filing of the relevant Tax Return, such dispute shall be resolved by the Arbitrator in accordance with the procedures set forth in Section 2.3(b). If the Arbitrator has not resolved any such dispute before the due date of any Seller Prepared Return subject to an unresolved disagreement, (i) in the case of a Seller Prepared Return other than a Seller Group Return, the Purchaser shall be entitled to cause to Company Group to file such Seller Prepared Return reflecting the Purchaser’s position, and shall cause the Company Group file an amendment to such Tax Return if the Arbitrator determines that such amendment is appropriate, and (ii) in the case of a Seller Group Return that is an income Tax Return, the Seller shall be entitled to file such Seller Group Return reflecting the Seller’s position and shall file an amendment to such Tax Return if the Arbitrator determines that such amendment is appropriate. Not later than five (5) days prior to the due date for payment of Taxes with respect to the taxable period covered by each Seller Prepared Return other than a Seller Group Return, the Seller shall pay to the Purchaser the amount of any Taxes required to be paid by the Company Group in connection with such Tax Return (as shown by such Tax Return or, if such payment is due before such Tax Return is prepared and agreed between the Parties, as reasonably estimated by the Purchaser to be due). A refund of Tax paid in connection with a Seller Prepared Return shall be paid to Seller as provided in Section 9.4. The Seller and the Purchaser shall reasonably and in good faith cooperate regarding the contents and filing of all Seller Prepared Tax Returns. Where the filing of any such Tax Returns will be extended, if the Seller or its Tax Return preparer is unable to execute and file an extension, or if any Taxes are due with such extension, the Seller will provide a completed extension request to the Purchaser at least five (5) days prior to the filing deadline for such request and will pay to the Purchaser any amount reasonably estimated to be due with such request at the same time.
9.2 Tax Periods Beginning Before and Ending After the Closing Date; Straddle Period Taxes. The Purchaser shall properly prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company Group for taxable periods that begin on or before the Closing Date and end after the Closing Date (a “Straddle Period,” and a Tax Return for such period a “Straddle Period Return”). The Purchaser will provide a copy to the Seller at least fifteen (15) days prior to filing of each Straddle Period Return, along with a statement of the portion of the Tax shown as due on such Tax Return that is a Company Tax required to be indemnified by Seller pursuant to Section 8.2. The Seller shall provide the Purchaser with any comments on all such Tax Returns within ten (10) days after the Seller's receipt of the same; provided that if no comments are received by the Purchaser from the Seller within this timeframe, the Seller agrees that the Purchaser may assume that the Seller has no comments. Such Tax Returns shall be prepared on a basis that is consistent with the last previous similar Tax Return and in compliance with Law, except for changes in the Law or applicable regulations. The Seller and the Purchaser shall reasonably and in good faith cooperate regarding the contents and filing of all Straddle Period Returns. Not later than five (5) days prior to the due date for payment of Taxes with respect to any Tax Return for a Straddle Period, the Seller shall pay to the Purchaser the amount of any Company Taxes with respect to such Tax Return. A refund of Tax paid in connection with a Straddle Period Return that is attributable to the portion of the Straddle Period ending on the Closing Date shall be paid to Seller as provided in Section 9.4.
9.3 Straddle Period Taxes. The Parties agree that taxable periods of the Company Group shall be treated as ending as of the close of the Closing Date to the extent permitted by applicable Law. The Parties acknowledge that for federal income Tax purposes, the taxable year of the Company Group shall close at the end of the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1), and thereafter the Company Group shall be a member of the federal income tax consolidated group (within the meaning if Treasury Regulations Section 1.1502-1(h)) of which the Purchaser is a member. For purposes of preparing the federal income Tax Returns of the Company Group for its taxable year ending on the Closing Date and the first taxable year ending thereafter, the Parties agree that no ratable allocations shall be made pursuant to Treasury Regulations Section 1.1502-76(b)(2), unless consented to by both the Seller and the Purchaser. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the Straddle Period ending on the Closing Date shall be:

(a) in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or other specifically identifiable payment or event, deemed equal to the amount that would be payable if the Tax period of the Seller ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and
(b) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Seller and other Taxes not reasonably allocable to specific income, receipts, transfers or other payments or events described in Section 9.3(a)(i), deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.
9.4 Tax Refunds. If any determination of Tax liability of the Company Group by a Taxing Authority results in a refund or credit of an overpayment of any Company Taxes (other than as a result of a carryback of a Tax attribute from a taxable period (or a portion of a Straddle Period) beginning after the Closing Date), which Company Taxes either (a) were paid by any the Company Group or the Seller before the Closing Date and such overpayment was not included as an asset (or was an offset to Tax liabilities that did not reduce liabilities) in computing the Closing Date Net Working Capital or (b) were previously borne by the Seller pursuant to an indemnification obligation under this Agreement, the Purchaser shall pay to the Seller an amount equal to such Tax overpayment and interest received thereon minus any Tax payable by the Purchaser or its Affiliates with respect to the receipt or crediting or such Tax overpayment or interest thereon, and all costs reasonably incurred by the Purchaser and its Affiliates in obtaining a refund or credit of such overpayment.
9.5 Cooperation on Tax Matters.
(a) The Purchaser, the Company, the Parent and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article IX and any audit, litigation or other Legal Proceeding with respect to Taxes of the Company Group. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser, the Company, the Parent and the Seller agrees to retain all books and records with respect to Tax matters pertinent to the Company Group relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) for the respective taxable periods, to abide by all record retention obligations imposed by any Governmental Entity with respect to such records, and to give the other Parties hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, allow such Party to take possession of or make copies of such books and records.
(b) Each Party shall cooperate with any requesting Party to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Purchaser or the Seller or their Affiliates (including, but not limited to, with respect to the transactions contemplated hereby); provided that such cooperation shall not cause the requested party to incur any material additional Tax liabilities or other adverse consequences. .
(c) The Purchaser, the Company, the Parent and the Seller further agree, upon request, to provide the other Party with all information that any Party is required to report pursuant to Section 6043A of the Code and the regulations promulgated thereunder.
9.6 Audits.
(a) If any Party or any Affiliate of a Party receives any notice of a pending or threatened Tax audit, assessment, or adjustment or other Legal Proceeding relating to Tax Returns or Tax liabilities of the Company Group for a taxable period beginning before the Closing Date (a “Tax Proceeding”), such Party shall promptly notify the other Parties of such Tax Proceeding within fifteen (15) Business Days after its receipt of such notice provided, however, that failure to deliver such notices and documents shall not affect the indemnification provided under Section 8.2 or 8.3, except to the extent the Party entitled to such notice been actually and materially prejudiced as a result of such failure. The Parties agree to consult with and to keep the other Parties hereto informed regarding the conduct and status of any Tax Proceeding to the extent that such Tax Proceeding could affect a liability of such other Parties (including indemnity obligations under this Agreement).
(b) The Purchaser shall have the right to conduct and control all Tax Proceedings relating to the Company Group except for Tax Proceedings relating to (i) any Seller Group Return (a “Seller Consolidated Tax Proceeding”) or (ii) any separate income Tax Return of the Company Group for a taxable period ending on or before the Closing Date (a “Company Income Tax Proceeding”, and collectively with a Seller Consolidated Tax Proceeding, a “Seller Tax Proceeding”). The Seller shall conduct and control all Seller Consolidated Tax Proceedings and may elect to conduct any Company Income Tax Proceeding, pursuant to the provisions of Section 8.4. The Seller shall keep the Purchaser informed of all matters arising in any Seller Tax Proceeding conducted by the Seller that relates to the Company Group or the Business and may reasonably affect any Purchaser Indemnified Party (without regard to whether such effect would give rise to indemnification liability under Section 8.2), and shall consult with the Purchaser regarding the conduct of such Seller Tax Proceeding to the extent relevant to the Tax attributes or Tax obligations of the Company Group.
(c) The Purchaser shall have the right, at its own expense, to participate through counsel of its choice in any Company Income Tax Proceeding being conducted by the

Seller and shall be entitled to control the disposition of any issue involved in any such Tax Proceeding that does not affect a potential Tax liability of the Seller (including indemnity liability under Section 8.2). The Seller shall have the right at its own expense to participate through counsel of its choice in any Tax Proceeding relating to a Straddle Period being conducted by the Purchaser.
(d) Neither the Seller nor the Purchaser shall agree to any settlement or concession with respect to any Tax Proceeding if such settlement or concession would reasonably affect any Tax liability of the other Party or its Affiliates.
(e) Except as provided otherwise in this Section 9.6, the provisions of Section 8.4 shall govern the manner in which Tax Proceedings are conducted or resolved.
9.7 Certain Taxes. Each Party shall be responsible for the payment of any transfer, documentary, sales, use, stamp, registration and other Taxes incurred by it in connection with the sale of the Shares contemplated by this Agreement.
9.8 Tax Sharing Agreements. All Tax Sharing Agreements involving the Company Group shall be terminated as of the Closing Date and, after the Closing Date, the Company Group shall not be bound thereby or have any liability thereunder.
9.9 Amendments. The Purchaser, Parent and the Company Group shall not amend any Tax Returns for the Company Group for any taxable periods ending on or prior to the Closing Date without the Seller’s prior written consent, not to be unreasonably withheld, conditioned or delayed.
9.10 Section 338 Election. Seller shall not be required to join in any election under Code section 338.  If Purchaser elects any such election with respect to the transactions contemplated hereby, notwithstanding any other provision of this Agreement, all costs of such election, including any Tax liability incurred by the Parent or the Company, shall be at the expense of Purchaser, and Purchaser shall indemnify Seller for any Loss incurred by Seller as a result of such an election.
ARTICLE X
TERMINATION
10.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:
(a) Either the Purchaser or the Seller may terminate this Agreement if the Closing has not occurred on or before the sixtieth (60th) day after the date hereof, provided that the right to terminate this Agreement under this Section 10.1(a) shall not be available to any Party whose breach of, or failure to perform any obligation under, this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(b) The Purchaser and the Parent, the Seller and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;
(c) The Purchaser may terminate this Agreement by giving written notice to the Seller if the Closing does not occur due to the failure of any condition precedent under Sections 6.1 or 6.2 to be satisfied, provided that the right to terminate this Agreement under this Section 10.1(c) shall not be available to the Purchaser if the Purchaser's breach of, or failure to perform any obligation under, this Agreement has been the cause of or resulted in the failure of any condition precedent under Sections 6.1 or 6.2 to be satisfied;
(d) The Parent, the Seller or the Company may terminate this Agreement by giving written notice to the Purchaser if the Closing does not occur due to the failure of any condition precedent under Sections 6.1 or 6.3 to be satisfied, provided that the right to terminate this Agreement under this Section 10.1(d) shall not be available to the Parent, the Seller or the Company if the breach of, or failure to perform any obligation under, this Agreement by the Parent, the Seller or the Company has been the cause of or resulted in the failure of any condition precedent under Sections 6.1 or 6.3 to be satisfied by any Party;
(e) Either the Purchaser or the Seller may terminate this Agreement if any court, judicial authority or Governmental Entity of competent jurisdiction shall have enacted, promulgated, enforced or entered any injunction, order, decree or ruling, taken any other action or failed to take any other action which, in any such case, has become final and non-appealable and has the effect of making the consummation of the transactions contemplated by this Agreement illegal, or otherwise preventing or prohibiting consummation of such transactions; provided, however, that the provisions of this Section 10.1(e) shall not be available to any Party unless such Party shall have used commercially reasonable efforts to oppose any such action or to have such action vacated or made inapplicable to the transactions contemplated by this Agreement; or
(f) The Purchaser may terminate this Agreement if a Material Adverse Change has occurred.
10.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, (i) all obligations under this Agreement shall terminate and shall be of no further force or effect and there shall be no further liability on the part of the Purchaser, the Parent, the Seller or the Company to one another; provided, however, that (i) the rights and obligations of the Parties set forth in this Section 10.2 and Sections 5.1 (Publicity), Section 5.9 (Access to Information), and Article XI (Miscellaneous) shall survive such termination and (ii) no termination of this Agreement shall release, or be construed as releasing, any Party from any liability to any other Party which may have arisen under this Agreement prior to termination.
ARTICLE XI
MISCELLANEOUS
11.1 Entire Agreement; Amendment. This Agreement, including the Recitals, the Disclosure Schedule and the Exhibits, together with the Transaction Documents and the

Confidentiality Agreement, contains the entire agreement among Parties with respect to the transactions contemplated by this Agreement and supersede all prior discussions, understandings, agreements and representations, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof. The Confidentiality Agreement shall terminate in full upon the Closing, with no rights or obligations surviving or arising therefrom. This Agreement may be amended or modified only by subsequent instruments signed by the Parties hereto.
11.2 Section Headings; Interpretation; Disclosure Schedules. Reference in this Agreement to a Section, Article, or Schedule, unless otherwise indicated, shall constitute references to a Section or an Article of this Agreement or a Section of the Disclosure Schedule, as the case may be. The section headings and article titles contained in this Agreement are for convenience of reference only and do not form a part hereof and shall not affect in any way the meaning or the interpretation of this Agreement. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereinafter,” and “hereunder,” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The singular of a term shall also include the plural of that term and the plural shall also include the singular and the masculine shall include the feminine, unless the context clearly indicates otherwise. The schedule numbers in the Disclosure Schedule correspond to the section numbers in this Agreement; provided, however, that any information disclosed in one schedule of the Disclosure Schedule constitutes disclosure for purposes of all other schedules of the Disclosure Schedule where cross-reference of scheduled items is included or where such applicability is readily apparent on the face of the Disclosure Schedule (and not from reading any underlying agreement or other document).
11.3 Notices. Any notice hereunder shall be in writing and shall be deemed given if personally delivered to the other Party or if delivered by confirmed facsimile or by e-mail or one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), addressed to the Parties as follows:
To the Company or Parent
(prior to Closing): [***]
[***]
[***]
[***]
[***]
[***]
To the Seller: [***]
[***]
[***]
[***]
With copies to: [***]
[***]
[***]

[***]
[***]

To the Purchaser: [***]
[***]
[***]
[***]
[***]
With copies to: [***]
[***]
[***]
[***]
[***]
[***]
[***]
or to such other address as any Party notifies the other Parties of in accordance herewith.
11.4 No Presumption Against Drafter. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived by the Parties hereto.
11.5 Nonassignability. This Agreement shall not be assigned, by operation of law or otherwise, except that the rights and obligations of the Purchaser hereunder may be assigned to any Affiliate of the Purchaser (except that no such assignment shall relieve the Purchaser of its obligations hereunder). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
11.6 No Third Party Beneficiaries. Except for the Purchaser Indemnified Parties as expressly provided in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.
11.7 Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE TRANSACTION DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN

ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE.
11.8 Jurisdiction and Venue. EXCEPT AS SET FORTH IN SECTION 2.3(b) OF THIS AGREEMENT, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF THE TRANSACTION DOCUMENTS AND OTHER ANCILLARY DOCUMENTS SHALL BE BROUGHT IN, AND EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS WITH RESPECT THERETO TO THE EXCLUSIVE JURISDICTION OF, THE COURT OF THE STATE OF DELAWARE OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE, AND ANY APPELLATE COURT THEREFROM. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT OF ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION DOCUMENTS. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. ANY PARTY SEEKING RELIEF UNDER SECTION 10 OF THIS AGREEMENT MUST FIRST PROVIDE REASONABLE NOTICE TO THE OTHER PARTIES. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 11.3. NOTHING IN THIS SECTION, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
11.9 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION DOCUMENTS OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.10 Severability. If any term or provision of this Agreement shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and this Agreement shall be deemed severable and shall be enforced otherwise to the full extent permitted by law; provided, however, that such enforcement does not deprive any Party hereto of the benefit of the bargain.
11.11 Fees and Expenses. Except as set forth in Section 2.3 or as provided in Article VIII, including Section 8.2(j), (a) the Seller will bear its, the Parent’s and the Company’s costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement, and (b) the Purchaser will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement.
11.12 Cooperation. The Parties agree to use their respective commercially reasonable efforts to cooperate with requests from the other Parties in connection with this Agreement and otherwise.
11.13 Confidentiality; Maintenance of Books and Records.
(a) From and after the Closing, the Seller (i) shall treat and hold as confidential all information concerning this Agreement, the Parent, the Company and the Business that is not already generally available to the public (the “Purchaser Confidential Information”), and (ii) shall not disclose, transfer, transmit or use any of the Purchaser Confidential Information, except to the extent: (A) compelled to disclosure by judicial or administrative process or by other requirements of Law, (B) previously known by the Person receiving such Purchaser Confidential Information, or (C) in the public domain through no fault of the receiving Person. The Seller hereby acknowledges that after the Closing such Purchaser Confidential Information will constitute proprietary and trade secret information of Purchaser. In the event the transactions contemplated hereby are not consummated, the Seller shall, and shall cause its Affiliates and Representatives to promptly deliver to Purchaser all copies of the Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.
(b) From and after the Closing, the Purchaser (i) shall treat and hold as confidential all information concerning this Agreement, the Seller and the other businesses of the Seller (not related to the Parent, the Company or the Business) that is not already generally available to the public (the “Seller Confidential Information”), and (ii) shall not disclose, transfer, transmit or use any of the Seller Confidential Information, except to the extent: (A) compelled to disclosure by judicial or administrative process or by other requirements of Law, (B) previously known by the Person receiving such Seller Confidential Information, or (C) in the public domain through no fault of the receiving Person.
(c) Notwithstanding the foregoing, nothing contained herein shall prohibit a Party hereto from making any disclosure which such Party reasonably believes is required by or advisable according to applicable Laws, regulations or stock market rules after using reasonable efforts to give notice to the other Parties hereto.
(d) For a minimum period of seven (7) years following the Closing or longer if required by Law: (i) the Purchaser shall retain the Company's records, as they exist as of the Closing and (ii) upon the Seller’s reasonable request, and subject to applicable law and at the Seller’s expense, the Purchaser shall provide to the Seller, or make available to the Seller for viewing and copying, records and information which are reasonably relevant to any Legal Proceeding and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Before the expiration of this seven (7) year period, the Seller shall have the right to require the Company to retain certain specifically identified records, at the Seller’s expense.
(e) For a minimum period of seven (7) years following the Closing or longer if required by Law: (i) the Seller shall retain any records related to the Company, as they exist as of the Closing and (ii) upon the Purchaser’s reasonable request and at the Purchaser’s expense, and subject to applicable law, the Seller shall provide to the Purchaser, or make available to the Purchaser for viewing and copying, records and information which are reasonably relevant to any Legal Proceeding and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Before the expiration of this seven (7) year period, the Purchaser shall have the right to require the Seller to retain certain specifically identified records, at the Purchaser’s expense.
(f) Notwithstanding the foregoing in this Section 11.13, (i) the covenants contained in this Section 11.13 shall apply to paper records and the Parties shall use commercially reasonable efforts to apply such covenants to records maintained solely in electronic format, (ii) nothing herein shall require any party to disclose information (A) if such disclosure would jeopardize attorney-client or other legal privilege or contravene applicable law or (B) in the event such information relates to any matter which is the subject of a dispute or Legal Proceeding involving the Parties, in which case the applicable rules of discovery shall apply, (iii) records required to be maintained pursuant to this Section may be destroyed in accordance with the regular document-retention policies of the Purchaser or the Seller, as the case may be, if such policies conflict with this Agreement, and (iv) records required to be maintained pursuant to this Agreement may be destroyed other than pursuant to the regular document-retention policies of the Purchaser or the Seller, as the case may be, provided that the Party proposing to destroy such records shall first give written notice to the other Party of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed. The Party receiving such notice shall thereupon have 30 days following such notice to object and to agree in writing to take possession of the records proposed for destruction. Upon receipt of such objection/agreement, the Party proposing to destroy the records in question shall transfer the records to the objecting Party, who shall be responsible for payment of all reasonable shipping and other expenses in connection therewith.
11.14 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to the other Parties. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, e-mail, DocuSign or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
11.15 Disclosure Generally. The Disclosure Schedule attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules.
11.16 Acknowledgment by the Purchaser. In connection with the Purchaser’s investigation of the Company and Parent, the Purchaser or the Purchaser’s Representatives have received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of the Company for the fiscal year ending December 31, 2018 and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (to the extent provided in good faith). Accordingly, neither the Parent, the Seller nor the Company makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the accuracy or veracity of purported factual data contained therein).
11.17 Specific Performance. The Parties agree that if any provision of this Agreement is not performed in accordance with its terms or is otherwise breached, irreparable harm would occur, no adequate remedy at law would exist, and damages would be difficult to determine. Accordingly, it is agreed that the Party or Parties not in breach shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and to the remedy of specific performance of the terms and conditions hereof, in addition to any other remedies that may be available, at law or in equity, by reason of such breach. All rights and remedies of the Parties under this Agreement shall be cumulative and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized representatives as of the date first written above.

MANTECH INTERNATIONAL CORPORATION

By: /s/ Michael R. Putnam
Name: Michael R. Putnam
Title: Senior Vice President, Corporate & Regulatory Affairs

KFORCE GOVERNMENT SOLUTIONS, INC.

By: /s/ Jeffrey Hackman
Name: Jeffrey Hackman
Title: Vice President

KFORCE GOVERNMENT HOLDINGS INC.

By: /s/ Jeffrey Hackman
Name: Jeffrey Hackman
Title: Senior Vice President

KFORCE INC.

By: /s/ David M. Kelly
Name: David M. Kelly
Title: Senior Vice President & Chief Financial Officer